PROSPECTUS SUPPLEMENT

(To Prospectus dated December 5, 2005)
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-129944

9,000,000 Shares
Common Stock

We are selling 9,000,000 shares of common stock in this offering.
Our common stock is quoted on the Nasdaq National Market under the symbol “RNAI.” On May 23, 2006, the last reported sale price of our common stock was $5.13 per share.
Investing in our common stock involves a high degree of risk. Before buying any shares you should read the discussion of material risks of investing in our common stock in “Risk factors” beginning on page S-9 of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$5.00	$45,000,000

Underwriting discounts and commissions	$0.34	$3,060,000

Proceeds, before expenses, to us	$4.66	$41,940,000

The underwriters may also purchase up to an additional 1,350,000 shares from us at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $3,519,000, and the total proceeds, before expenses, to us will be $48,231,000.
The underwriters are offering the shares of our common stock as set forth under “Underwriting.” Delivery of the shares of common stock will be made on or about May 30, 2006.
Joint Book-Running Managers

UBS Investment Bank	JPMorgan

Co-Managers
CIBC World Markets

Leerink Swann & Company

Brean Murray, Carret & Co.
The date of this prospectus supplement is May 23, 2006.

You should read this prospectus supplement along with the accompanying prospectus and the information incorporated by reference in this prospectus supplement and the accompanying prospectus carefully before you invest in our common stock. These documents contain important information you should consider when making your investment decision. This prospectus supplement may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus or the information incorporated by reference in the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will supersede that information in the accompanying prospectus or the information incorporated by reference in the accompanying prospectus. You should rely only on the information provided in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

References in this prospectus supplement and the accompanying prospectus to “Sirna,” “the company,” “we,” “our” or “us” refer to Sirna Therapeutics, Inc., except where the context otherwise requires or as otherwise indicated.

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Prospectus supplement summary

This summary highlights information contained in this prospectus supplement and the accompanying prospectus. Because it is a summary, it does not contain all the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the “Risk factors” section and the documents incorporated by reference, before making an investment decision.
OUR COMPANY

We are developing therapeutics based on the science of RNA interference, or RNAi, for the treatment of human diseases and conditions. We believe that the field of RNAi represents one of the most important new discoveries in biology over the last decade and that we can create novel and innovative therapeutics for a broad range of diseases by harnessing the RNAi mechanism. Currently, we are using our RNAi technology in research, preclinical and clinical development with product candidates in the areas of age-related macular degeneration (AMD), chronic hepatitis, asthma, dermatology, Huntington’s disease, Type 2 diabetes and respiratory syncytial virus (RSV) infection.

We use our expertise in nucleic acid and nanoparticle chemistry to design, stabilize, manufacture and deliver short interfering ribonucleic acids, or siRNAs, that selectively activate the biological process of RNA interference. siRNAs mimic naturally occurring molecules that activate the RNAi mechanism in the body. siRNAs capture and destroy messenger RNA, or mRNA, a molecule essential for converting the message encoded in DNA into a functional protein. Unlike other therapeutic approaches, such as small molecules and monoclonal antibodies, which block the function of proteins, siRNAs have the ability to prevent the production of proteins that are harmful to the human body. We believe that siRNAs have the potential to address a broad range of human disease, including disease-causing molecular targets that were traditionally considered “un-druggable” by small molecule approaches.

The unique cellular mechanism by which RNAi inhibits protein expression provides an opportunity to produce siRNA-based therapeutics that are highly potent and specific to selected gene and viral targets. The high potency results from the ability of a single siRNA to physically cut and destroy many copies of the target RNA. The potency of siRNAs could potentially result in lower patient dosing or less frequent dosing for any given disease compared to other classes of therapeutics. The high specificity of siRNAs results from molecular recognition of the target RNA by base pairing, the same type of pairing used by DNA strands that code for specific genes. This specificity has the potential to improve safety and minimize side effects. These and other features of the RNAi mechanism are distinct from those utilized by other therapeutic modalities such as small molecules and monoclonal antibodies.

With our lead product candidate, Sirna-027, we have completed enrollment and the 3-month assessment point for all patients in the Phase 1 clinical development for the treatment of AMD. In September 2005, we entered into a multi-year strategic alliance with Allergan, Inc. (Allergan) for the development of Sirna-027 and other siRNAs for the treatment of ophthalmic disease. We anticipate that Allergan will begin Phase 2 clinical studies with Sirna-027 in 2006. Pursuant to the agreement, Allergan is obligated to pay for all costs related to the continued development of Sirna-027. In October 2005, we received from Allergan an upfront license fee of $5.0 million. In addition, we may receive contract manufacturing revenues and research funding, and will be eligible for development milestones of up to $245 million in addition to royalties on the worldwide sales of products resulting from the alliance.

In March 2006, we entered into an exclusive multi-year strategic alliance with GlaxoSmithKline (GSK) focused on discovery, development and commercialization of novel RNAi-based therapeutics for respiratory diseases. We received an initial payment of $12.0 million, consisting of cash and the purchase of our common stock, priced at $8.36 per share. Under the agreement, we may also receive milestone payments totaling over $700 million for research and clinical development events, as well as royalties on worldwide sales of products which result from the alliance. In addition, we may receive contract manufacturing revenues. GSK will be responsible for all pre-clinical, clinical and commercialization expenses. On May 4, 2006, as part of our collaboration with GSK, we announced the initiation of programs in asthma and RSV infection. As part of this collaboration, we and GSK also plan to pursue RNAi-based therapeutics against chronic obstructive pulmonary disease (COPD) and allergic rhinitis.
In addition to therapies we are developing with strategic partners, we are evaluating disease targets and developing therapeutics for the treatment of Hepatitis C (HCV), a dermatology indication, Huntington’s disease and Type 2 diabetes. These programs are in various stages of preclinical development. We expect to file an investigational new drug application, or IND, for our HCV compound, Sirna-034, in 2006.
We have established a leading intellectual property portfolio in RNAi with 52 issued patents and over 270 pending applications worldwide. We have executed a patent strategy that provides multiple layers of coverage encompassing siRNA technology, targets, chemical modifications, delivery and manufacturing necessary for the development and commercialization of siRNA therapeutics. The majority of Sirna’s patents stem from internal scientific achievements and provide further proof of Sirna’s RNA chemistry and biology expertise. We believe that Sirna has established a comprehensive intellectual property estate necessary to chemically modify, optimize, deliver and manufacture RNAi-based therapeutics.
We believe our considerable expertise and know-how in the chemistry, biology, manufacturing and development of RNAi-based technology combined with our strong intellectual property portfolio provides us with significant opportunities to create additional value for our shareholders by developing therapeutics, either on our own or with strategic partners, in select disease areas.
RNA INTERFERENCE BACKGROUND
RNA interference is a mechanism used by cells to regulate the expression of genes and replication of viruses by destroying specific mRNA using naturally occurring cellular protein machinery. The technology upon which RNAi-based therapeutics is based generally involves a double-stranded sequence of nucleic acids, such as RNA, that utilizes cellular machinery to capture, cut and destroy mRNA and viral RNA in a sequence-specific manner, thereby inhibiting or blocking the production of unwanted protein or viral replication. For simplicity, we refer to the double-stranded nucleic acid molecule facilitating this process as a short interfering RNA, or siRNA.
Harnessing the natural mechanism of RNA interference holds potential for the development of a new class of drugs applicable to a wide range of diseases that result from undesirable protein production or viral replication. Although there is widespread use in the life sciences area of RNA interference-based reagents for target validation, the development of RNA interference-based pharmaceuticals for therapeutic uses is currently in early proof of concept, i.e. discovery, preclinical and early human testing.
To date, one of the major limitations in the development of therapeutic siRNAs has been the instability of naturally occurring siRNAs. These naturally occurring siRNAs, which we call “unmodified” siRNAs, are generally broken down rapidly in the body by nucleases, thereby restricting the duration and magnitude of their potential therapeutic activity. To be effective, an siRNA-based drug must be resistant to breakdown in the human body to ensure a sustained therapeutic response. Over the past 10 years, we have developed the nucleic acid chemistry and pharmacological expertise to support the design and synthesis of chemically modified siRNAs that not only retain substantially all the properties required for recognizing and destroying their target but also have increased resistance to degradation by nucleases. Our chemically modified and stabilized siRNAs are stable in human serum for several days in stability assays. This is in contrast to unmodified siRNAs, most of which are stable in human serum for less than a few minutes. Chemical modification of siRNAs can improve their overall potency, pharmacological properties and duration of action. Another limitation of unmodified siRNA-

based therapeutics results from their tendency to elicit a strong and unwanted cytokine and immune response in vivo. We have shown in animal studies that chemical modification of siRNAs can efficiently prevent double-stranded RNA-mediated interferon and immune response.
Sirna has designed and synthesized chemically modified and stabilized siRNAs against over 250 human disease targets and tested them in cell culture and in some cases in animal model systems. We have demonstrated the reduced expression of specific genes or virus levels for these targets without significantly affecting expression of other genes. These targets relate to potential therapies for eye disease and central nervous system disorders, as well as metabolic, inflammatory, renal, infectious, and oncology-related diseases and dermatological conditions. We have filed patent applications on siRNAs against each of these disease targets. We believe this provides us with a competitive advantage in developing RNA interference-based therapeutics.
Another limitation of siRNAs is difficulty of delivery to the desired target site, i.e. organ, tissue and cell, in the body. Unformulated siRNAs are not readily taken up by the cells in the body. Delivery of nucleic acid-based therapeutics, such as siRNAs, is generally more challenging than traditional small molecule drug delivery. We are exploring a number of delivery possibilities, including local (directly to the target area), systemic (directly into the blood stream), and topical delivery (directly to the surface of the skin). We have developed nanoparticle formulations that are capable of efficient and specific delivery of the siRNA compounds to the desired site in the body. We believe our multiple drug delivery formulation systems enhance drug performance as well as create additional barriers to entry for other companies.
OUR PRODUCT CANDIDATE PROGRAMS
We currently are in research, preclinical development or clinical development with product candidates in the following areas:
Age-Related Macular Degeneration (AMD)
Our first clinical program targets the wet form of age-related macular degeneration (AMD). AMD is an ophthalmic disease caused by excessive neovascularization, or new blood vessel growth, and leakage of blood vessels in the retina of the eye. Wet AMD is the more advanced form of the disease and ultimately leads to central vision blindness. In November 2004, we initiated a Phase 1 clinical trial of Sirna-027, a chemically modified siRNA targeting Vascular Endothelial Growth Factor Receptor-1 (VEGFR-1), which is a key component of the clinically validated vascular endothelial growth factor (VEGF) pathway. An over-expression of the VEGFR-1 gene contributes to excessive blood vessel growth and leakage of blood vessels in AMD. Therefore, suppression of this gene’s expression may prevent abnormal blood vessel growth and reduce the rapid vision loss associated with wet AMD. The Phase 1 clinical trial was primarily designed to test safety and tolerability of Sirna-027 in 26 patients. To date, we have completed enrollment and the 3-month assessment point for all patients with additional evaluations anticipated for up to two years. The study is being conducted at four centers in the United States: Johns Hopkins University, the Cleveland Clinic, the combined Harvard—Massachusetts Eye and Ear Infirmary, and University of California, Los Angeles. Preliminary results from the Phase 1 trial demonstrated that Sirna-027 was safe and well tolerated in this study. Twenty-five of 26 patients (96%) showed visual acuity stabilization, and six of 26 patients (23%) experienced clinically significant improvement in visual acuity, indicated by at least a three-line improvement as measured on an eye chart, eight weeks after a single injection. These results also showed a relevant decrease in the thickness of the back of the eye. We believe these are the first data suggesting biological activity of an siRNA in humans.
In September 2005, we entered into a strategic alliance with Allergan for the development of Sirna-027 and other siRNAs for the treatment of ophthalmic disease. We anticipate that Allergan will begin Phase 2 studies with Sirna-027 in 2006. The goal of the Phase 2 trials will be to identify the optimal dose of Sirna-027 and to establish the extent and duration of its therapeutic effect.

Chronic Hepatitis
We are in the preclinical stages of development of siRNAs that target the RNA of the Hepatitis C virus. Our HCV product candidate, Sirna-034, is a systemically administered, nanoparticle-formulated, chemically optimized siRNA-based composition. In preclinical testing in rodents and non-human primates, the siRNA compound using the RNA interference mechanism suppressed viral levels by over 99.9%. We expect to file an IND for this product candidate by the end of 2006.
Respiratory Diseases
We are in the preclinical stage of development of product candidates for the treatment of asthma. Asthma is a chronic respiratory disease affecting millions of children and adults in the U.S. We have demonstrated in animal models of respiratory disease a significant reduction of airway inflammation and hyper-responsiveness using chemically stabilized nanoparticle formulated siRNAs. In March 2006, we entered into a strategic alliance with GSK focused on discovery, development and commercialization of novel RNAi-based therapeutics for respiratory diseases. In May 2006, we announced the initiation of programs in asthma and respiratory syncytial virus (RSV) and future planned efforts in chronic obstructive pulmonary disease (COPD) and allergic rhinitis. RSV is a highly infectious agent affecting children under the age of two. RSV infection can lead to serious lower respiratory infections such as pneumonia and can be fatal to infants born with lung or heart problems.
Dermatology
Our dermatology program is initially focused on the permanent removal of unwanted hair. We have developed specific topical formulations that deliver siRNAs to hair follicles. We have successfully administered chemically modified siRNAs into individual hair follicles on the surface of skin and demonstrated proof of principle in an animal model of hair removal via topical administration of siRNAs. We are in the preclinical stages of developing formulated siRNAs targeting the “hairless” gene and expect to select a clinical candidate in 2006 and file an IND in 2007.
Huntington’s Disease
Another program focused on local delivery is Huntington’s disease, a life-threatening brain disorder. We are in the preclinical stage of development in this program and expect to identify a development candidate by the end of 2006. We have a collaboration with Dr. Beverly Davidson of the University of Iowa, Dr. Krystof Bankiewicz of the University of California at San Francisco and Targeted Genetics Corporation for the development of adeno-associated viral (AAV) vector-based delivery of a siRNA for the treatment of Huntington’s disease.
Type 2 Diabetes
We are leveraging technology pioneered in our chronic hepatitis program to address other liver-associated disease indications such as diabetes. We are in the preclinical stages of developing siRNAs targeting the protein tyrosine phosphatase 1B (PTP1B) gene, a diabetes target that is associated with insulin resistance. By approaching Type 2 diabetes early in the disease pathway, we believe siRNAs can become an important innovation in the treatment of this devastating and rapidly growing disease.
OUR PATENTS AND PROPRIETARY TECHNOLOGY
We have filed patents on our internal research and have in-licensed patents from third parties, including academic institutions. We have 52 issued patents and over 270 pending patent applications worldwide. Over the past year, we were issued six patents in the UK, one in Australia and four in the U.S.
In April 2006, the United States Patent and Trademark Office granted us U.S. Patent No. 7,022,828, which describes siRNAs against a specific gene target. The patent covers chemically modified siRNAs that target I Kappa B kinase-gamma (IKK-gamma). IKK-gamma is an activator of the NF-kappaB pathway (NF-kb), an important mediator in diseases such as asthma, arthritis, cancer, chronic inflammation, neurodegenerative diseases and heart disease. While we are not actively pursuing a siRNA-based therapeutic program against the IKK-gamma target, we believe this patent is important because the claims of the patent are not limited to a specific siRNA sequence, but cover any siRNA sequence (independent of a specific type of chemical modification) that is used against the gene. We believe that this is the first siRNA target patent issued in the United States and therefore sets important precedent for Sirna’s entire target patent portfolio. We have filed applications for similar patents for the use of siRNAs against over 250 mammalian gene and viral targets.
In January of 2006, the United States Patent and Trademark Office granted us U.S. Patent No. 6,989,442 for the chemical synthesis and manufacturing of RNA. This patent covers a process for the synthesis, deprotection and purification of nucleic acids with one or more ribonucleotides. We believe this process is important for the efficient synthesis of RNA at high yields and high purity, and is applicable to both small-and large-scale production of oligonucleotides such as siRNAs and aptamers.
We believe that Sirna has established a comprehensive intellectual property estate necessary to chemically modify, optimize, deliver and manufacture RNAi-based therapeutics.
OUR BUSINESS STRATEGY
Our strategy is to use our expertise, know-how and intellectual property to create shareholder value. Specifically,

▶	We intend to independently develop chemically optimized and formulated siRNA molecules for therapeutic applications in several disease areas and dermatological conditions.

▶	We plan to pursue partnerships, collaborations or alliances with pharmaceutical and biotechnology companies to develop RNA interference-based therapeutics.

▶	We seek to maintain and expand our patent portfolio and proprietary technology. Worldwide, we have 52 patents and over 270 patent applications that we believe are important to the identification, design, chemical modification, synthesis, formulation and manufacture of RNAi-based and siRNA therapeutics for commercialization. These include exclusive license rights to seven patent families bearing on both RNAi technology and specific therapeutic disease areas. We intend to aggressively pursue patent protection to maintain worldwide rights relating to the development, manufacture and sale of RNAi-based and siRNA therapeutics.

▶	We intend to leverage our expertise in the design, chemical modification, formulation and manufacture of RNA-based therapeutics. We believe that we have established one of the leading RNA-based therapeutic research and development teams. We can provide lead optimization, process development and manufacturing to others in need of this expertise. We plan to capitalize on our continuing investment in nucleic acid technology by entering into technology transfer and contract manufacturing arrangements with collaborators to generate revenues, while retaining the rights to our know-how for our own drug development.
We have a strong scientific and business foundation upon which we can establish reproducible and flexible partnerships, collaborations and alliances with pharmaceutical and biotechnology companies that are leaders in their respective fields. We intend to pursue both target and therapeutic area-specific collaborations. We expect the pharmaceutical industry to pursue a variety of RNAi-based therapeutic collaborations over the coming years. We believe, based on our scientific expertise, early Phase 1 clinical trial successes and a leadership position in the field, that the industry will view us as a preferred partner for those transactions.

Our common stock trades on the Nasdaq National Market under the symbol “RNAI.” Our principal executive offices are located at 185 Berry Street, Suite 6504, San Francisco, California 94107 and our phone number is (415) 512-7200. Our Internet web site is located at http://www.sirna.com; however, the information in, or that can be accessed through, our web site is not part of this prospectus supplement or the accompanying prospectus. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports are available, free of charge, on or through our Internet home page as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (SEC).

The offering

Common stock offered by us	9,000,000 shares

Common stock outstanding after the offering	71,276,753 shares

Use of proceeds	We intend to use the net proceeds to us from this offering for general corporate purposes, including funding of research and development and clinical trial expenses and potential in-licensing of intellectual property and technology. See “Use of proceeds.”

Nasdaq National Market symbol	RNAI
The total number of shares of common stock outstanding immediately after this offering is based on 62,276,753 shares outstanding as of March 31, 2006, and excludes, as of that date:

▶	6,411,745 shares issuable upon exercise of outstanding options at a weighted average exercise price of $4.26 per share;

▶	10,530,487 shares of common stock reserved for future issuance upon exercise of outstanding warrants at a weighted average exercise price of $4.11 per share; and

▶	3,214,450 shares of common stock reserved for future issuance under our equity incentive and employee stock purchase plans.
Unless otherwise specifically stated, information throughout this prospectus supplement assumes:

▶	no exercise of the underwriters’ over-allotment option to purchase up to 1,350,000 additional shares of common stock from us; and

▶	no exercise of outstanding options or warrants to purchase shares of common stock.

Summary financial data
The tables below present our summary statement of operations and balance sheet data. We have derived our statement of operations data for the years ended December 31, 2005, 2004 and 2003 from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005 and incorporated by reference in this prospectus supplement and the accompanying prospectus. We have derived our condensed consolidated balance sheet data as of March 31, 2006 and consolidated statement of operations data for each of the three months ended March 31, 2006 and 2005 from our unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the quarter ended March 31, 2006 and incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited consolidated financial statements include, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2006, or any other period. The as adjusted balance sheet data gives effect to the issuance and sale by us of 9,000,000 shares of our common stock in this offering, after deducting the underwriting discounts and commissions and offering expenses payable by us. You should read the summary consolidated financial data set forth below in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

				Three months ended
	Year ended December 31,			March 31,

Statement of operations data	2005	2004	2003	2006	2005

	(in thousands, except per share amounts)
Revenues	$4,898	$1,547	$4,175	$426	$508
Total operating expenses	29,877	30,552	33,809	9,021	8,668
Net loss	(23,917)	(28,857)	(29,841)	(7,978)	(8,010)
Net loss applicable to common stockholders	(23,917)	(28,857)	(30,403)	(7,978)	(8,010)
Basic and diluted net loss per common share	(0.48)	(0.81)	(1.31)	(0.13)	(0.19)

	March 31, 2006

Balance sheet data	Actual	As adjusted

	(in thousands)
Cash, cash equivalents and securities available-for-sale	$41,550	82,690
Total assets	58,761	99,901
Working capital	46,114	87,254
Long-term liabilities, excluding current portion and deferred revenue	284	284
Accumulated deficit	(285,102)	(285,102)
Stockholders’ equity	41,823	82,963

Risk factors
Investing in our common stock involves a high degree of risk. You should carefully consider the risks described in this prospectus supplement and the accompanying prospectus and the other information in this prospectus supplement and the accompanying prospectus. If any of these risks occur, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the price of our common stock could decline, and you could lose all or part of your investment.
RISKS RELATING TO OUR BUSINESS, INDUSTRY AND COMMON STOCK
We are a biotechnology company in the early stage of development.
All of our product candidates are in early stages of development, have never generated any sales, and will require extensive testing before commercialization. Our RNAi-based product candidates, which are the focus of our business, may require more than five years to bring to market, or may never reach the market. You must consider, based on our limited operating history with regards to RNAi-based technology, our ability to:

▶	obtain the human and financial resources necessary to develop, test, manufacture and market products;

▶	engage corporate partners to assist in developing, testing, manufacturing and marketing our products;

▶	satisfy the requirements of clinical trial protocols, including patient enrollment;

▶	establish and demonstrate the clinical efficacy and safety of our products;

▶	obtain necessary regulatory approvals; and

▶	market our products to achieve acceptance and use by the medical community in general.
We have a history of losses, expect future losses, have a continuing need to raise additional capital, and cannot assure you that we will ever become or remain profitable.
We have incurred significant losses and have had negative cash flows from operations since inception. As of March 31, 2006, our accumulated deficit was approximately $285.1 million. We expect to incur losses for at least the next several years because we plan to spend substantial amounts on research and development of our product candidates, including preclinical studies and clinical trials. These losses are likely to continue and will have a continuing adverse impact on our working capital, total assets and stockholders’ equity.
To date, we have dedicated most of our financial resources to research and development. We have financed our operations through sales of equity securities in public offerings, private placements of preferred and common stock, funds received under our collaborative agreements and contract manufacturing arrangements, as well as financing under equipment and tenant improvement loans. We anticipate that based on our existing financial resources, expected revenues from collaborations and contract manufacturing and proceeds from financings, including this offering, our cash resources should be sufficient to meet our anticipated operating and capital requirements for the next several years. We will need to raise additional capital through any or all of the following: public or private debt or equity financing, merger or acquisition, new collaborative relationships, new credit facilities and/or other sources. If we raise funds by issuing and selling more stock, your ownership in us will be

Risk factors

diluted. We may grant future investors rights superior to those of existing stockholders. In addition, we do not know if additional funding will be available or available on acceptable terms when needed.
Our product development programs are based on novel technologies, are inherently risky and may never lead to marketable products.
We are subject to the risks of failure inherent in the development of products based on new technologies. The novel nature of our therapeutics creates significant challenges in regards to product development and optimization, manufacturing, government regulation, third-party reimbursement and market acceptance. The discoveries underpinning our RNAi product development programs are relatively new and the scientific feasibility of developing drugs based on RNA interference is unproven. To our knowledge, no drug based on this technology has ever developed beyond Phase 2 clinical trials. No RNAi-based drug has ever been demonstrated to be efficacious for the treatment of a disease in humans.
In addition, the FDA has relatively limited experience with RNAi-based therapeutics. None have been approved by the FDA for commercial use, and the means to regulatory approval for our product candidates may accordingly be more complex and lengthy. As a result, the regulatory pathway for this class of therapeutics may be subject to increased uncertainty, as compared to the regulatory pathway for new conventional drugs, and may never lead to marketable products. If we do not successfully develop and commercialize drugs based upon our technological approach, we will not become profitable and the value of our common stock may decline.
All of our product development programs are based on RNAi technology. In this regard, our business strategy is more risky than one based on a diversified drug development approach. If RNAi technology proves to be ineffective, unsafe or commercially non-viable, our entire product pipeline would likely have little, if any, value.
Because we must obtain regulatory approval to market our products in the United States and foreign jurisdictions, we cannot predict whether or when we will be permitted to commercialize our products.
The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether regulatory clearance will be obtained for any product we develop. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the Food and Drug Administration, the FDA. Satisfaction of regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product, and requires the expenditure of substantial capital and other resources. Of particular significance are the requirements covering testing, manufacturing, quality control, labeling and promotion of drugs for human use.
Before commencing clinical trials in human beings, we must submit and receive approval from the FDA for an investigational new drug application, or IND. The clinical trials:

▶	must be conducted in conformity with the FDA’s good laboratory practice regulations;

▶	must meet requirements for informed consent;

▶	must meet requirements for good clinical practices;

▶	are subject to continuing FDA oversight;

Risk factors

▶	may require large numbers of test subjects; and

▶	may be suspended by the FDA or us at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND or the conduct of these trials.
Before receiving FDA clearance to market a product, we or our strategic collaborators must demonstrate that the product is safe and effective for its intended uses. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances. In addition, delays or rejections may result from additional or future government legislation, administrative action or changes in FDA policy during the period of product development, clinical trials or FDA regulatory review.
Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our potential products or us. Additionally, we have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval.
If regulatory clearance for a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all the applicable regulatory requirements needed to receive marketing clearance.
Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with FDA clearance described above.
In addition, the novelty of our product candidates and the FDA’s lack of experience with RNAi products and technology could add to delays, costs and uncertainty.
We may experience negative results, problems or delays in our clinical trials with Sirna-027, Sirna-034 or other product candidates that could adversely affect our stock price, financial position and our commercial prospects.
We are required to do extensive testing in animal models with our product candidates before we can be approved by the FDA to initiate clinical trials in humans. Even so we cannot be sure that our product candidates will be safely tolerated by humans or be efficacious. Historically, the success rate for drugs in the preclinical and early clinical stage of development is very low, especially for those drugs, like ours, based on novel technology. Results from our Phase 1 clinical trial of Sirna-027 are based on a limited number of patients and may, upon review, be revised or negated by authorities or by later stage clinical trials. Historically, the results from preclinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of drug candidates have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. We recently announced positive interim Phase 1 clinical trial data for Sirna-027, our product candidate for the treatment of AMD, and preclinical efficacy data for Sirna-034 in a non-human primate model for the treatment of the Hepatitis C virus; however, such data may not be indicative of future results. Preclinical data is often not a reliable predictor of the effects of an investigational drug in a patient—the investigational drug may have very different chemical and pharmacological properties in humans than in laboratory testing and it may interact with human biological systems in unforeseen, ineffective or harmful ways. Moreover, data obtained from preclinical and clinical activities are susceptible to varying interpretations, which may

Risk factors

delay, limit or prevent regulatory approval. In addition, we may encounter regulatory delays or rejections as a result of many factors, including: changes in regulatory policy during the period of product development; delays in obtaining regulatory approvals to commence a study; lack of efficacy during clinical trials; or unforeseen safety issues. Problems with our clinical trials may result in a decline in our stock price, the loss of existing corporate partners and future potential corporate partnership opportunities and an inability to raise capital when needed which would harm our business, financial condition and results of operations.
To develop, market or sell RNAi-based drugs, we currently depend upon collaborative relationships.
Engaging corporate partners and other third parties to help develop, manufacture and market our RNAi-based products may be desirable or necessary for our success. For example, we currently have strategic alliances with Allergan for ophthalmic diseases and GlaxoSmithKline for respiratory diseases. If either of these or any of our other current or future collaborators were to terminate its funding of a particular product under the alliance, or if we became involved in a dispute with any of these collaborators, we may not have the right or resources to continue development of such product on our own.
Similarly, if we are unable to attract partners for particular product candidates, then we may be unable to develop those product candidates.
In addition, there are many aspects of our collaborations that have been and will continue to be outside of our control, including:

▶	our ability to find and enter into agreements with appropriate collaborators for our RNAi-based product candidates;

▶	the pace of development of our product candidates, including the achievement of performance milestones;

▶	development by our collaborators of competing technologies or products;

▶	exercise by our collaborators of marketing or manufacturing rights; and

▶	the loss of our rights to products or the profits from our products if we are unable to fund our share of development costs.
We currently lack sales and marketing experience and may need to rely upon third parties to market our products, which will result in a loss of control over the marketing process. These third parties, if engaged, may have significant control over important aspects of the commercialization of our products, including market identification, marketing methods, pricing, sales force recruitment and management and promotional activities. We may be unable to control the actions of these third parties. We may be unable to make or maintain arrangements with third parties to perform these activities on favorable terms.
Our strategic alliance with Allergan will seek to advance our AMD treatment into Phase 2 clinical trials and our alliance with GSK will seek to advance our research into RNAi-based treatment for respiratory diseases, including asthma, RSV infection, COPD and allergic rhinitis. However, there can be no assurances that either alliance will be successful, will not be prematurely terminated, will result in the recognition of significant additional revenue under the respective agreement, or that either alliance will result in a marketable drug, or that we will be able to engage other partners.
Collaborations in our industry occasionally result in disputes between the parties, sometimes resolved only in litigation. For example, a dispute in our collaboration with Protiva Biotherapeutics resulted in

Risk factors

litigation between us and Protiva. We may become involved in additional disputes with collaboration partners in the future. Disputes or litigation can delay development programs, create uncertainty as to ownership rights of intellectual property, distract us from more productive pursuits and cause additional expense.
A majority of our patent applications have not yet been approved. We do not know which of these applications will result in issued patents. Additionally, patent proceedings and litigation could result in substantial costs and delays in obtaining and enforcing our patent rights. The ultimate result of any patent litigation could be the loss of some or all protection for the patent involved or the loss of ability to pursue business opportunities. We may also decide to oppose or challenge third party patents.
We have filed patent applications on various aspects of RNAi technology, a majority of which have not yet been approved. We cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us or that such patents, if issued, will have scope comparable to our issued patents. In addition, the scope of our present or future patents may not be sufficiently broad to prevent competitive products. Even after issuance, patents can be challenged and invalidated.
Many of our patents on RNAi technology are filed with a broad scope of coverage with respect to compounds, their uses and applications, delivery systems and manufacturing methods. Patents with broad claims tend to be more vulnerable to challenge by other parties than patents with more narrowly written claims.
Additionally, we cannot be certain that the named inventors on the patents and patent applications that we own or license are actually the first to invent the claimed inventions, that such patents or applications will have priority over any conflicting patents or applications, or, in the case of licensed patents and applications, that the assignees of record are in fact the proper assignees for the claimed inventions.
Further, we regularly enter into agreements to license technologies and patent rights. Should we fail to comply with the terms of those license agreements, including payment of any required maintenance fees or royalties, or should the licensors fail to maintain their licensed interest in the licensed patents, we could lose the rights to those technologies and patents.
We are involved in a re-examination proceeding initiated by an anonymous third party involving one of our United States patents that relate to certain oligonucleotides. Additionally, we have filed documents in opposition to four RNAi-related European patents and one RNAi-related Australian patent granted to potential competitors. It may be several years before the final outcome of these proceedings is known. However, a first non-final decision appealable by either party is expected in 2006 in the opposition proceeding involving one of the European patents and the re-examination of our United States patent.
As a result of these and any potential future proceedings, should they occur, we may find that one or more our patents are unenforceable, invalid or have a reduced scope of protection.
The manufacture, use or sale of our products may infringe on the patent rights of others. We may not have identified all United States and foreign patents and patent applications that pose a risk of infringement. We may be forced to in-license or litigate if an intellectual property dispute arises.
If we infringe or are alleged to infringe another party’s patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation

Risk factors

is costly, time consuming and unpredictable. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action, or are unable to have infringed patents declared invalid, we may:

▶	incur substantial monetary damages;

▶	encounter significant delays in marketing our products;

▶	be unable to conduct or participate in the manufacture, use or sale of products or methods of treatment requiring licenses; or

▶	lose patent protection for our inventions and products.
We are aware of a number of issued patents and patent applications that are owned by third parties and that purport to cover various aspects of RNAi technology, including chemically modified oligonucleotides and siRNAs, as well as their manufacture and use. We have investigated the breadth and validity of these patents to determine their impact upon our programs in the field of RNAi. Based on our review of these patents and, in some instances, the advice of outside patent counsel, we believe that our technology does not infringe any valid claims of such patents and that these patents are not likely to impede the advancement of our programs. There can be no assurance, however, that third parties will not assert infringement claims against our programs with respect to these patents or otherwise, or that any such assertions will not result in costly litigation or require us to obtain a license to intellectual property rights of such parties. There can be no assurance that any such licenses would be available on terms acceptable to us, if at all. Parties making such claims may be able to obtain injunctive relief that could effectively block our ability to further develop or commercialize our products in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could substantially harm us. Litigation, regardless of outcome, could result in substantial cost to and a diversion of efforts by us.
Disclosure of our trade secrets could reduce our competitiveness.
Because trade secrets and other unpatented proprietary information are critical to our business, we attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. In addition, third parties may independently discover trade secrets and proprietary information. Costly and time consuming litigation could be necessary to enforce and determine the scope of our proprietary rights.
We have moved our headquarters and initiated the move of a majority of our research and development operations from Colorado to California, and these moves could reduce employee retention and efficiency and could add to our expenses.
In April 2005, we moved our headquarters from Boulder, Colorado to San Francisco, California. In December 2005, we initiated the move of our research and development operations to San Francisco as well and expect to complete this move by the end of 2006. For the foreseeable future, our management and research and development operations will be based in the San Francisco Bay Area, while our manufacturing and other supporting operations continue to be based in Boulder, Colorado. This split location could reduce employee retention and efficiency. While we believe that our move to the Bay Area will facilitate recruiting top talent, some of our current Boulder, Colorado employees who may be required to relocate may be unwilling or unable to do so and we could lose talented personnel that are difficult to replace. The cost of living in the San Francisco Bay Area is higher than in Boulder, Colorado, which could make retention of existing employees and recruiting of new employees more difficult.

Risk factors

It is possible that costs of additional facilities in California will be higher than we estimate. The move could potentially add to our real estate, payroll and other expenses.
Our success depends on attracting and retaining qualified personnel.
We are highly dependant on qualified personnel in highly specialized technological fields. We also depend on academic collaborators for each of our research and development programs. The loss of any of our key employees or academic collaborators could delay our discovery research program and the development and commercialization of our product candidates or result in termination of them in their entirety. Our future success also will depend in large part on our continued ability to attract and retain other highly qualified scientific, technical and management personnel, as well as personnel with expertise in clinical testing, governmental regulation and commercialization. We face competition for personnel from other companies, universities, public and private research institutions, government entities and other organizations. We also rely on consultants, collaborators and advisors to assist us in formulating and conducting our research. All of our consultants, collaborators and advisors are employed by other organizations or are self-employed and may have commitments to or consulting contracts with other entities that may limit their ability to contribute to our company.
Our competitors may develop and market drugs that are more effective, safer, easier to use, or less expensive than our product candidates.
The pharmaceutical market is highly competitive. Many pharmaceutical and biotechnology companies have developed or are developing products that will compete with products we are developing, including those using or related to RNAi-based technologies. Multiple significant competitors are working on, or already marketing drugs, for the same indications as Sirna-027, Sirna-034 and the product candidates we are developing in the areas of asthma, dermatology, Huntington’s disease, diabetes, hepatitis B and RSV. It is possible that our competitors will develop and market products that are more effective, safer, easier to use, or less expensive, than our future products, or will render our products obsolete. It is also possible that our competitors will commercialize competing products before any of our product candidates are approved and marketed. We expect that competition from pharmaceutical and biotechnology companies, universities and public and private research institutions will increase. Many of these competitors have substantially greater financial, technical, research and other resources than we do. We may not have the financial resources, technical and research expertise or marketing, distribution or support capabilities to compete successfully.
Our success may depend on third party reimbursement of patients’ costs for our products that could result in price pressure or reduced demand for our products.
Our ability to market products successfully will depend in part on the extent to which third-party payors are willing to reimburse patients for the costs of our products and related treatments. These third-party payors include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third party payors are increasingly challenging the prices charged for medical products and services. Accordingly, if less costly drugs are available, third party payors may not authorize or may limit reimbursement for our products, even if our products are safer or more effective than the alternatives. In addition, the trend toward managed healthcare and government insurance programs could result in lower prices and reduced demand for our products. Cost containment measures instituted by healthcare providers and any general healthcare reform could affect our ability to sell our products and may have a material adverse effect on us. We cannot predict the effect of future legislation or regulation concerning the healthcare industry and third party coverage and reimbursement on our business.

Risk factors

We may in the future be exposed to product liability claims, which could adversely affect our business, results of operations, financial condition and cash flow.
Clinical trials or marketing of any of our potential products may expose us to liability claims resulting from the use of our products. These claims might be made by clinical trial participants and associated parties, consumers, health care providers or sellers of our products. We may not be able to maintain insurance or obtain sufficient coverage at a reasonable cost, given the increasing cost of insurance in today’s insurance market. Our inability to maintain insurance at an acceptable cost, or at all, could result in a breach of terms of our product license agreements or could prevent or inhibit the clinical testing or commercialization of our products or otherwise affect our financial condition. A claim, particularly resulting from a clinical trial or a product recall, could have a material adverse effect on our business, results of operations, financial condition and cash flow.
Our products require materials that may not be readily available at a commercially viable price, which may reduce our competitiveness or reduce our profitability.
We manufacture all our siRNA compounds. Raw materials necessary for the manufacture of these compounds are only available from a limited number of vendors. Our reliance on a limited number of vendors involves significant risks, including reduced control over quality, price, and delivery schedules. We do not have long-term supply agreements with these vendors. If one or more of our current vendors ceased supply of these raw materials or substantially increased prices, there could be a delay in development of our programs until a new source could be identified and qualified on acceptable terms, if at all. Further, the raw materials that we use are expensive and their price depends in part on the volume of purchases. We currently purchase a limited volume of these raw materials and, although we expect to increase the volume of our purchases in the future, there can be no guarantee that such increase will occur or that these raw materials will be available in sufficient quantities or at a reasonable cost in the future. This may adversely affect our research, development and production and our products may not be available at a reasonable cost in the future.
We have limited experience in manufacturing of our proprietary nanoparticle delivery formulations. We are currently investing resources to develop this expertise, but we may be unsuccessful and may be forced to rely on third parties to manufacture these formulated materials.
We have limited experience in manufacturing of our proprietary nanoparticle delivery formulations. While we are investigating the application of this technology in our HCV, asthma, dermatology and diabetes programs, our internal manufacturing capabilities are currently limited to oligonucleotide production. In order to develop products, apply for regulatory approvals and commercialize products that depend on nanoparticle delivery formulations, we will need to develop, contract for, or otherwise arrange for the necessary manufacturing capabilities. We are currently investing resources to develop expertise in the manufacture of such clinical trial materials ourselves, but we may be unsuccessful in this effort. There are risks inherent in pharmaceutical manufacturing that could affect our ability to meet our delivery time requirements or provide adequate amounts of material to meet our needs. The manufacturing process for any products that we may develop is subject to review and approval by the FDA, and we may need to contract with manufacturers who can meet the FDA requirements on an ongoing basis. We may experience difficulty in obtaining adequate manufacturing capacity for nanoparticle delivery formulations. If we are unable to obtain or maintain contract manufacturing for these product candidates, or to do so on commercially reasonable terms, we may not be able to successfully develop and commercialize our formulated products. In addition, only a limited number of manufacturers supply the lipid components of the nanoparticle delivery formulations.

Risk factors

Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist activity and other events beyond our control, which could result in a material adverse effect on our business.
Businesses in California have, in the past, been subject to electrical blackouts as a result of a shortage of available electrical power. Future blackouts could disrupt the operations of our facilities. In addition, we do not carry sufficient business interruption insurance to compensate us for actual losses from interruption of our business that may occur, and any losses or damages incurred by us could have a material adverse effect on our business. We are vulnerable to a major earthquake and other natural calamities. Our California operations are located in a seismically active region. We have not undertaken a systematic analysis of the potential consequences to our business and financial results from a major earthquake and do not have a recovery plan for fire, earthquake, power loss, terrorist activity or similar disasters. We are unable to predict the effects of any such event, but the effects could be seriously harmful to our business.
We deal with hazardous materials that may cause injury to others and are regulated by environmental laws that may impose significant costs and restrictions on our business.
Our research and development programs and manufacturing operations involve the controlled use of potentially harmful biological materials. We cannot completely eliminate the risk of accidental contamination or injury to others from the use, manufacture, storage, handling or disposal of these hazardous materials. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our resources or any applicable insurance coverage we may have. We are also subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling or disposal of hazardous materials and waste products. If we fail to comply with these laws and regulations or with the conditions attached to our operating licenses, then our operating licenses could be revoked, we could be subjected to criminal sanctions and substantial liability and we could be required to suspend, modify or terminate our operations. We may also have to incur significant costs to comply with future environmental laws and regulations. We do not currently have a pollution and remediation insurance policy.
Our common stock has a history of volatility, which could impair your investment.
You may be unable to sell securities you purchase from us at the time or price desired. The market price of our common stock has fluctuated dramatically in recent years. The trading price of our common stock may continue to fluctuate substantially due to:

▶	our ability to raise additional funds;

▶	the results of our preclinical studies or clinical trials;

▶	timing or denial by the FDA of clinical trial protocols or marketing applications;

▶	changes in the status of our corporate collaborative agreements;

▶	research activities, technological innovations or new products by us or our competitors;

▶	developments or disputes concerning patents or proprietary rights;

▶	quarterly variations in our operating results;

▶	changes in earnings estimates by market research analysts;

▶	concentrated ownership interest of our investors;

▶	purchases or sales of our stock by our executive officers, directors or substantial holders of our common stock;

Risk factors

▶	securities class actions or other litigation; and

▶	changes in government regulations.
These fluctuations are not necessarily related to our operating performance. Additionally, future sales of our equity securities may dilute our shareholders or cause our stock price to fluctuate. As a result, the value of your shares could vary significantly from time to time. The historical trading volume of our common stock has been limited.
We plan to use potential future operating losses and our federal and state net operating loss carryforwards to offset taxable income from operations. However, our ability to use our net operating loss carryforwards is limited as a result of previous issuances of equity securities and could be further limited as a result of potential future issuances of equity securities.
We plan to use our current year operating losses to offset future taxable income from operations or corporate collaborations. To the extent that our taxable income exceeds any current year operating losses, we plan to use our net operating loss carryforwards to offset income that would otherwise be taxable. The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carryforwards if there has been a change of ownership, as described in Section 382 of the Internal Revenue Code. Such a change of ownership may limit the utilization of our net operating loss and tax credit carryforwards, and could have been triggered by our initial public offering or by subsequent sales of securities by us or our stockholders. As a result of the private placement of equity securities with Granite Global Ventures, Oxford Bioscience Partners, the Sprout Group, Techno Venture Management and Venrock Associates in April 2003, which we consider a change of ownership for tax purposes, we believe that there are substantial limitations on the utilization of our net operating loss and tax credit carryforwards. Also, our use of federal net operating loss carryforwards could be limited in the future depending upon the timing and amount of additional equity securities that we might potentially issue. Our state net operating loss carryforwards may be similarly limited.
Concentration of ownership of our common stock may give stockholders affiliated with three of our board members significant influence over our business.
A small number of investors own a significant number of shares of our common stock. As of March 31, 2006, entities affiliated with Oxford Bioscience Partners, the Sprout Group and Venrock Associates, three of our largest investors, collectively owned approximately 42% of our outstanding common stock. After taking into account the 9,000,000 shares being sold by us in this offering, approximately 36% of our outstanding common stock will be held by affiliates of such investors after the offering. Three of eight members of our Board of Directors are affiliated with these investors and serve on our compensation committee, nominating and corporate governance committee and audit committee. If the directors affiliated with these investors were to act in concert, they could exercise significant influence over the votes of the Board of Directors and the nominating and corporate governance committee. If these investors were to act in concert, their concentration of stock ownership could allow them to exercise significant control over our strategic decisions and block, delay or substantially influence all matters requiring stockholder approval, such as the election of directors, amendment of our charter documents and approval of significant corporate transactions such as a merger or a sale of all or substantially all of our assets.
The interests of these investors may conflict with the interests of other holders of our common stock with regard to such matters. Furthermore, this concentration of ownership of our common stock could allow these stockholders to delay, deter or prevent a third party from acquiring control of us at a

Risk factors

premium over the then-current market price of our common stock, which could result in a decrease in our stock price.
Both our charter documents and Delaware law have anti-takeover provisions that may discourage transactions involving actual or potential changes of control at premium prices.
Our corporate documents and provisions of Delaware law applicable to us include provisions that discourage change of control transactions. For example, our charter documents authorize our board of directors to issue up to 5,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations of preferred stock, including the voting rights, at its discretion.
In addition, we are subject to provisions of Delaware General Corporation Law that may make some business combinations more difficult. As a result, transactions that otherwise could involve a premium over prevailing market prices to holders of our common stock may be discouraged or may be more difficult for us to effect as compared to companies organized in other jurisdictions.
RISKS RELATED TO THIS OFFERING
You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.
If you purchase common stock in this offering, you will incur an immediate and substantial dilution in net tangible book value per share of our common stock in this offering. In the past, we have issued options and warrants to acquire our common stock at prices significantly below this offering price. To the extent these outstanding options and warrants are ultimately exercised, you will incur additional dilution. For additional information, see the section of this prospectus supplement entitled “Dilution.”
The sale of a substantial number of shares may lower the market price for our common stock.
The sale of a substantial number of shares of our common stock in the public market, which may be facilitated by our concentrated ownership, or the perception that such sales could occur, could significantly lower the market price for our common stock. As of March 31, 2006, we had 120,000,000 shares of common stock authorized for issuance and 62,276,753 shares of common stock outstanding, of which approximately 42% are held by entities affiliated with Oxford Bioscience Partners, the Sprout Group and Venrock Associates, three of our largest investors. After taking into account the 9,000,000 shares being sold by us in this offering, we will have 71,276,753 shares of common stock outstanding, of which approximately 36% will be held by affiliates of such investors after the offering. In addition, as of March 31, 2006, there were 6,411,745 shares of common stock issuable upon exercise of our outstanding options and 13,744,937 shares of common stock reserved for issuance under our equity incentive and employee stock purchase plans and upon exercise of outstanding warrants.
Because our management will have broad discretion over the use of the net proceeds from this offering, you may not agree with how we use them and the proceeds may not be invested successfully.
We intend to use the net proceeds to us from this offering for general corporate purposes, including funding research and development and clinical trial expenses and potential in-licensing of intellectual property and technology, and therefore, our management will have broad discretion as to the use of the offering proceeds. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

Forward-looking statements
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in these documents include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. These forward-looking statements are generally identified by words such as “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements include, but are not necessarily limited to, those relating to:

▶	future product research and development activities, including clinical trials, and status of product development;

▶	technical feasibility of our research and product candidates;

▶	scope of coverage and validity of our issued patents and the likelihood of issuances of our pending patent applications;

▶	plans for regulatory filings and receipt of future regulatory approvals;

▶	implementation of our corporate strategy; and

▶	future financial performance.
Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the “Risk factors” section of this prospectus supplement and accompanying prospectus and elsewhere in this prospectus supplement and in the accompanying prospectus. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement except as required by law.
Use of proceeds
We estimate that the net proceeds to us from the sale of common stock in this offering will be approximately $41.1 million ($47.4 million if the underwriters’ over-allotment option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We intend to use the net proceeds to us from this offering for general corporate purposes, including funding research and development and clinical trial expenses and potential in-licensing of intellectual property and technology. We intend to invest the net proceeds in investment-grade, interest-bearing securities until we are ready to use them.

Price range of common stock
Our common stock is quoted on the Nasdaq National Market under the symbol “RNAI.” The following table sets forth, for the periods indicated, the reported high and low intraday sales prices per share of our common stock on the Nasdaq National Market:

	High	Low

Year ended December 31, 2004
First quarter	$6.49	$3.90
Second quarter	4.59	2.05
Third quarter	3.42	2.21
Fourth quarter	3.87	2.45
Year ended December 31, 2005
First quarter	$3.48	$2.30
Second quarter	3.15	1.69
Third quarter	5.60	1.60
Fourth quarter	4.58	2.91
Year ending December 31, 2006
First quarter	$7.62	$3.02
Second quarter (through May 23)	8.52	5.05
The last reported sale price of our common stock on the Nasdaq National Market on May 23, 2006 was $5.13 per share. As of May 1, 2006, there were approximately 250 stockholders of record of our common stock. Because many of our shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.
Dividend policy
We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

Capitalization
The following table sets forth our cash, cash equivalents, securities available-for-sale and capitalization as of March 31, 2006:

▶	on an actual basis; and

▶	on an as adjusted basis to give effect to the sale of 9,000,000 shares by us in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
This table should be read with “Management’s discussion and analysis of financial condition and results of operations” and our financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectuses.

	As of March 31, 2006

	Actual	As adjusted

	(in thousands, except
	per share data)
Cash, cash equivalents, and securities available-for-sale	$41,550	$82,690

Total liabilities	$16,938	$16,938

Stockholders’ equity:
Common stock, par value $0.01 per share; 120,000,000 shares authorized; 62,276,753 shares issued and outstanding, actual; and 71,276,753 shares issued and outstanding, as adjusted	623	713
Additional paid-in-capital	326,303	367,353
Accumulated deficit	(285,102)	(285,102)
Unrealized gain on securities available-for-sale	(1)	(1)

Total stockholders’ equity	41,823	82,963

Total capitalization	$58,761	$99,901

The outstanding shares of our common stock outstanding excludes as of March 31, 2006:

▶	6,411,745 shares issuable upon exercise of outstanding options at a weighted average exercise price of $4.26 per share;

▶	10,530,487 shares of common stock reserved for future issuance upon exercise of outstanding warrants at a weighted average exercise price of $4.11 per share; and

▶	3,214,450 shares of common stock reserved for future issuance under our equity incentive and employee stock purchase plans.

Dilution
The net tangible book value of our common stock as of March 31, 2006 was approximately $41.6 million, or $0.67 per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of shares of our common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale by us of the 9,000,000 shares of common stock we are offering through this prospectus supplement and the accompanying prospectus and after deducting underwriting discounts and commissions and estimated offering expenses, our net tangible book value as of March 31, 2006 would have been approximately $82.7 million, or $1.16 per share. This represents an immediate increase in net tangible book value of $0.49 per share to existing stockholders and an immediate dilution of $3.84 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Public offering price per share		$5.00
Net tangible book value per share as of March 31, 2006	$0.67
Increase per share attributable to new investors	0.49

As adjusted net tangible book value per share after giving effect to this offering		1.16

Dilution per share to new investors		$3.84

If the underwriters exercise the over-allotment option granted by us in full, the as adjusted net tangible book value as of March 31, 2006 will increase to approximately $1.23 per share, representing an increase to existing stockholders of approximately $0.56 per share, and there will be an immediate dilution of approximately $3.77 per share to new investors.
The number of shares of our common stock in the calculations above are based on 62,276,753 shares outstanding as of March 31, 2006, assumes no exercise of the underwriters’ over-allotment option to purchase up to 1,350,000 additional shares of common stock from us, and excludes, as of that date:

▶	6,411,745 shares issuable upon exercise of outstanding options at a weighted average exercise price of $4.26 per share;

▶	10,530,487 shares of common stock reserved for future issuance upon exercise of outstanding warrants at a weighted average exercise price of $4.11 per share; and

▶	3,214,450 shares of common stock reserved for future issuance under our equity incentive and employee stock purchase plans.

Material United States federal income and estate tax considerations for non-United States holders
The following is a general summary of material U.S. federal income and estate tax considerations related to the ownership and disposition of our common stock by a non-U.S. holder that acquires our common stock pursuant to this offering. The discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, possibly on a retroactive basis. The summary is limited to non-U.S. holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

▶	an individual who is a citizen or resident of the United States;

▶	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State of the United States or the District of Columbia;

▶	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

▶	a trust (1) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
This summary does not consider all of the tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances and does not consider:

▶	U.S. federal estate or gift tax consequences, or U.S. state or local or non-U.S. tax consequences;

▶	specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position, including, if the non-U.S. holder is a partnership, that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

▶	the tax consequences for partnerships or persons who hold their interests through a partnership or other entity classified as a partnership for U.S. federal income tax purposes;

▶	the tax consequences for the stockholders or beneficiaries of a non-U.S. holder;

▶	all of the U.S. federal tax considerations that may be relevant to a non-U.S. holder in light of its particular circumstances or to non-U.S. holders that may be subject to special treatment under U.S. federal tax laws, such as financial institutions, insurance companies, regulated investment companies, pension funds, tax-exempt organizations, certain trusts, hybrid entities, dual residents, certain former citizens or residents of the United States, holders subject to U.S. federal alternative minimum tax, broker-dealers, dealers or traders in securities or currencies, and traders who elect to mark to market their securities; or

▶	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment or whose functional currency is not the U.S. dollar.
We have not requested a ruling from the U.S. Internal Revenue Service (“IRS”) on the tax consequences of owning or of disposing our common stock and the IRS could disagree with portions of this discussion.

Material United States federal income and estate tax considerations for non-United States holders

This discussion is for general purposes only. Prospective investors are urged to consult their own tax advisors regarding the application of the U.S. tax laws to their particular situations and the consequences under foreign, state, and local tax and other laws and tax treaties.
DIVIDENDS
As previously discussed, we do not anticipate paying cash or other dividends on our common stock in the foreseeable future. See “Dividend policy.” If we pay dividends, in cash or other property, on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and first reduce the non-U.S. holder’s basis, but not below zero, and then will be treated as gain from the sale of stock.
We will generally have to withhold U.S. federal income tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder, unless the dividend is effectively connected with the conduct of a trade or business of a non-U.S. holder within the United States or, if an income tax treaty applies, attributable to a permanent establishment maintained by the non-U.S. holder within the United States, and the non-U.S. holder has satisfied certain certifications under applicable U.S. Treasury regulations.
Under applicable U.S. Treasury regulations, a non-U.S. holder claiming the benefit of a lower rate of U.S. withholding tax with respect to dividends will be required to satisfy certain certification requirements. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.
Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment of the non-U.S. holder in the United States, will be taxed at the regular graduated U.S. federal income tax rates generally applicable to a U.S. person, net of allowable deductions and credits, assuming that the non-U.S. holder complies with applicable certification requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a non-U.S. holder that is a foreign corporation for U.S. federal income tax purposes that are effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States.
In order to claim the benefit of an income tax treaty or to claim exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder must generally provide a properly executed IRS Form W-8BEN, for treaty benefits, or W-8ECI, for effectively connected income, respectively (or such successor forms as the IRS designates), prior to the payment of dividends. These forms must be periodically updated.
A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund together with the required information with the IRS.
GAIN ON DISPOSITION OF COMMON STOCK
A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our common stock unless one of the following applies:

▶	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or, alternatively, if an income tax treaty applies, is attributable to a permanent

Material United States federal income and estate tax considerations for non-United States holders establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the regular graduated rates and generally in the manner applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

▶	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; in this case, the non-U.S. holder will be subject to a 30% tax on the gain derived from the disposition; or

▶	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or a “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the 5-year period ending on the date of such disposition or the period that the non-U.S. holder held our common stock. The determination of whether we are a USRPHC generally depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets and there can be no assurance that we are not and will not become a USRPHC in the future. As long as our common stock is “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code, however, our common stock will be treated as United States real property interest only with respect to a non-U.S. holder who owned directly or indirectly more than 5 percent of our common stock during the shorter of the 5-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock and we were a USRPHC during such period. If we are or were to become a USRPHC and a non-U.S. holder owned directly or indirectly more than 5 percent of our common stock during the period described above or our common stock were not “regularly traded on an established securities market,” then a non-U.S. holder would generally be subject to U.S. federal income tax on its net gain derived from the disposition of our common stock at regular graduated rates.
FEDERAL ESTATE TAX
Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death or who has made certain lifetime transfers of our common stock will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.
INFORMATION REPORTING AND BACKUP WITHHOLDING TAX
The amount of dividends paid to a non-U.S. holder and the tax withheld from those dividends will be reported annually to the IRS and to each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which a non-U.S. holder is a resident.
Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on reportable payments on common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be subject to a backup withholding at the applicable rate (currently 28%).
The payment of the proceeds of the sale or other disposition of common stock made to a non-U.S. holder by or through the U.S. office of any broker, U.S. or non-U.S., generally will be reported to the IRS and reduced by backup withholding, unless the non-U.S. holder either certifies its

Material United States federal income and estate tax considerations for non-United States holders status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of common stock made to a non-U.S. holder by or through a non-U.S. office of a non-U.S. broker will generally not be reduced by backup withholding or reported to the IRS, unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the disposition of common stock made to a non-U.S. holder by or through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States will be reported to the IRS and may be reduced by backup withholding unless the broker receives a statement from the non-U.S. holder that certifies its status as a non-U.S. holder under penalties of perjury or the broker has documentary evidence in its files that the holder is a non-U.S. holder.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. These backup withholding and information reporting rules are complex and non-U.S. holders are urged to consult their own tax advisors regarding the application of these rules to them.
The foregoing discussion of U.S. federal income and estate tax considerations is not tax advice. Accordingly, each prospective non-U.S. holder of our common stock should consult that holder’s own tax advisor with respect to the U.S. federal, state or local and the non-U.S. tax consequences of the ownership and disposition of our common stock.

Underwriting
We are offering the shares of our common stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC, J.P. Morgan Securities Inc., CIBC World Markets Corp., Leerink Swann & Co., Inc. and Brean Murray, Carret & Co., LLC are the representatives of the underwriters. UBS Securities LLC and J.P. Morgan Securities Inc. are the joint book-running managers of this offering.
We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares

UBS Securities LLC	4,050,000
J.P. Morgan Securities Inc.	2,700,000
CIBC World Markets Corp.	1,260,000
Leerink Swann & Co., Inc.	900,000
Brean Murray, Carret & Co., LLC	90,000

Total	9,000,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.
Our common stock is offered subject to a number of conditions, including:

▶	receipt and acceptance of our common stock by the underwriters; and

▶	the underwriters’ right to reject orders in whole or in part.
In connection with this offering, certain of the underwriters and securities dealers may distribute prospectuses electronically.
Sales of shares outside the United States may be made by affiliates of the underwriters.
OVER-ALLOTMENT OPTION
We have granted the underwriters an option to buy up to an aggregate of 1,350,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise the option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.
COMMISSIONS AND DISCOUNTS
Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.20 per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $0.10 per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

Underwriting

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,350,000 shares from us.

	No exercise	Full exercise

Per share	$0.34	$0.34
Total	$3,060,000	$3,519,000
We will generally pay all of the expenses of this offering, except for underwriting discounts and commissions and underwriter legal fees. We will pay all of our legal expenses. We estimate that the total expenses of the offering payable by us, not including underwriting discounts and commissions, will be approximately $800,000.
NO SALES OF SIMILAR SECURITIES
We, our executive officers and directors and certain affiliates have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, subject to certain permitted exceptions, without the prior written approval of UBS Securities LLC and J.P. Morgan Securities Inc., sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC and J.P. Morgan Securities Inc. may, in their sole discretion, release all or some of the securities from these lock-up agreements.
INDEMNIFICATION
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.
NASDAQ NATIONAL MARKET QUOTATION
Our common stock is quoted on the Nasdaq National Market under the symbol “RNAI”.
PRICE STABILIZATION, SHORT POSITIONS
In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

▶	stabilizing transactions;

▶	short sales;

▶	purchases to cover positions created by short sales;

▶	imposition of penalty bids; and

▶	syndicate covering transactions.
Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be

Underwriting

“covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.
The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.
Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in this offering.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.
In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on the Nasdaq National Market prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached.
As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. If the underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.
AFFILIATIONS
Certain of the underwriters and their affiliates have provided and may from time to time in the future engage in transactions with us and provide certain commercial banking, financial advisory and investment banking services for us for which they receive customary fees. The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.
J.P. Morgan Securities Inc. acted as a placement agent in connection with our May 2004 private placement, for which it received customary discounts and commissions. Leerink Swann & Co., Inc. acted as a placement agent in connection with our July 2005 private placement, for which it received customary discounts and commissions. Brean Murray, Carret & Co., LLC acted as a placement agent in connection with our July 2005 private placement, for which it received customary discounts and commissions, and provides financial advisory services to us, for which it receives customary compensation.

Notice to investors
EUROPEAN ECONOMIC AREA
In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) our common stock will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our common stock that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, our common stock may be offered to the public in that Relevant Member State at any time:

▶	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

▶	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

▶	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.
As used above, the expression “offered to the public” in relation to any of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
The EEA selling restriction is in addition to any other selling restrictions set out below.
UNITED KINGDOM
Our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done in relation to our common stock in, from or otherwise involving the United Kingdom. In addition, each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus supplement and the accompanying prospectus is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005.

Notice to investors

Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.
FRANCE
No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of our common stock that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no common stock has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors (“Permitted Investors”) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in Article 1 of Decree N° 2004-1019 of September 28, 2004 and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus supplement and the accompanying prospectus or any other materials related to the offer or information contained therein relating to our common stock has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any common stock acquired by any Permitted Investors may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder.
ITALY
The offering of shares of our common stock has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, the “CONSOB”) pursuant to Italian securities legislation and, accordingly, shares of our common stock may not and will not be offered, sold or delivered, nor may or will copies of this prospectus supplement and the accompanying prospectus or any other documents relating to shares of our common stock or the offering be distributed in Italy other than to professional investors (operatori qualificati), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended (“Regulation No. 11522”).
Any offer, sale or delivery of shares of our common stock or distribution of copies of this prospectus supplement and the accompanying prospectus or any other document relating to shares of our common stock or the offering in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), Legislative Decree No. 58 of February 24, 1998, as amended, Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Notice to investors

Any investor purchasing shares of our common stock in the offering is solely responsible for ensuring that any offer or resale of shares of common stock it purchased in the offering occurs in compliance with applicable laws and regulations.
This prospectus supplement and the accompanying prospectus and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.
In addition to the above (which shall continue to apply to the extent not inconsistent with the implementing measures of the Prospective Directive in Italy), after the implementation of the Prospectus Directive in Italy, the restrictions, warranties and representations set out under the heading “European Economic Area” above shall apply to Italy.
SPAIN
Neither the common stock nor this prospectus supplement and the accompanying prospectus have been approved or registered in the administrative registries of the Spanish National Securities Exchange Commission (Comisión Nacional del Mercado de Valores). Accordingly, our common stock may not be offered in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of articles 30bis of the Spanish Securities Markets Law of 28 July 1988 (Ley 24/1988, de 28 de Julio, del Marcado de Valores), as amended and restated, and supplemental rules enacted thereunder.
SWEDEN
This is not a prospectus under, and has not been prepared in accordance with the prospectus requirements provided for in, the Swedish Financial Instruments Trading Act (lagen (1991:980) om handel med finasiella instrument) nor any other Swedish enactment. Neither the Swedish Financial Supervisory Authority nor any other Swedish public body has examined, approved, or registered this document.
SWITZERLAND
The common stock may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland and neither this prospectus supplement and the accompanying prospectus nor any other solicitation for investments in our common stock may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement and the accompanying prospectus may not be copied, reproduced, distributed or passed on to others without the underwriter’s prior written consent. This prospectus supplement and the accompanying prospectus is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss Exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our common stock on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement and the accompanying prospectus may not comply with the information required under the relevant listing rules. The common stock offered hereby has not and will not be registered with the Swiss Federal Banking Commission and has not and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our common stock.

Legal matters
The validity of the securities offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by O’Melveny & Myers LLP, Menlo Park, California. Dewey Ballantine LLP, New York, New York, is counsel for the underwriters in connection with this offering.
Experts
Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005 as set forth in their report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where you can find more information
This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933, as amended, and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document.
Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

Incorporation of certain information by reference
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to these documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. Our periodic reports are filed with the SEC under SEC File Number 000-27914. We hereby incorporate by reference the following:
(1)     our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 31, 2006;
(2)     our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 filed with the SEC on May 12, 2006;
(3)     our definitive proxy statement filed on May 1, 2006, pursuant to Section 14 of the Securities Exchange Act of 1934 in connection with our 2006 Annual Meeting of Stockholders to be held on June 14, 2006;
(4)     our Current Reports on Form 8-K filed with the SEC on February 9, 2006, February 28, 2006, March 2, 2006, April 3, 2006 and May 23, 2006;
(5)     the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 5, 1996 (and any amendments thereto); and
(6)     any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.
Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement. All information incorporated by reference is part of this prospectus supplement, unless and until that information is updated and superseded by the information contained in this prospectus supplement, the accompanying prospectus, or any information later incorporated.
We will furnish to you, upon written or oral request, a copy of all of the documents that have been incorporated by reference in this prospectus supplement and the accompanying prospectus, other than the exhibits to such documents unless the exhibits are specifically incorporated by reference but not delivered with this prospectus supplement and the accompanying prospectus. Requests should be directed to Investor Relations, Sirna Therapeutics, Inc., 185 Berry Street, Suite 6504, San Francisco, California 94107; (415) 512-7200.
You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front page of those documents.

PROSPECTUS	December 5, 2005

$75,000,000
Sirna Therapeutics, Inc.
Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants

We may offer and sell an indeterminate number of shares of our common stock and preferred stock, depositary shares, debt securities and warrants from time to time under this prospectus.
We may offer these securities separately or as units, which may include combinations of the securities. We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specifications of the securities.
We may offer these securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.
Our common stock is quoted on the Nasdaq National Market under the symbol “RNAI.” On November 22, 2005, the last reported sale price of our common stock was $3.59 per share.
The mailing address and telephone number of our principal executive offices is 185 Berry Street, Suite 6504, San Francisco, California 94107; (415) 512-7624.
This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 5.
We may sell the securities to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in or incorporated by reference into this document. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. This document is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this document is accurate on the date of this document and may become obsolete later. Neither the delivery of this document, nor any sale made under this document will, under any circumstances, imply that the information in this document is correct as of any date after the date of this prospectus.

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About this prospectus
This prospectus is part of a registration statement filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf registration process, we may sell our common stock, preferred stock, depositary shares, debt securities or warrants in one or more offerings up to an aggregate dollar amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus and the prospectus supplements, includes the material information relating to this offering. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described herein under “Where You Can Find More Information” before buying securities in this offering.
We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers, or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them.
As used in this prospectus, “Sirna,” “company,” “we,” “our,” and “us” refer to Sirna Therapeutics, Inc., except where the context otherwise requires or as otherwise indicated.

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Prospectus Summary
This summary contains basic information about us and this prospectus and the information incorporated by reference in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus and the other documents which are incorporated by reference in this prospectus carefully, including the section titled “Risk Factors” and our financial statements and the notes thereto, before making an investment in our securities.
SIRNA THERAPEUTICS, INC.
Sirna Therapeutics (“Sirna” or the “Company”) is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis B and C, dermatology, asthma, Huntington’s Disease, diabetes and oncology. Sirna has presented interim Phase 1 clinical trial data for its most advanced compound, Sirna-027, a chemically optimized siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. Sirna has strategic partnerships with Allergan, Inc., Eli Lilly and Company, Targeted Genetics and Archemix Corporation. Sirna has a leading intellectual property portfolio in RNAi with 48 issued patents and over 250 pending applications worldwide.
We were incorporated in Delaware in January 1992. The mailing address and telephone number of our principal executive offices is 185 Berry Street, Suite 6504, San Francisco, California 94107; (415) 512-7624. Our website is located at www.sirna.com. The information found on our website and on websites linked to it are not incorporated into or a part of this prospectus.
THE SECURITIES WE MAY OFFER
We may offer shares of our common stock and preferred stock, depositary shares, various series of debt securities and warrants to purchase any of such securities and any combination of such securities with a total value of up to $75,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

▶	designation or classification;

▶	aggregate principal amount or aggregate offering price;

▶	maturity;

▶	original issue discount, if any;

▶	rates and times of payment of interest, dividends or other payments, if any;

▶	redemption, conversion, exchange, settlement or sinking fund terms, if any;

▶	conversion, exchange or settlement prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion, exchange or settlement prices or rates and in the securities or other property receivable upon conversion, exchange or settlement;

▶	ranking;

▶	restrictive covenants, if any;

▶	voting or other rights, if any; and

▶	important federal income tax considerations.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
We may sell the securities directly to or through underwriters, dealers or agents or directly to purchasers. We, and our underwriters or agents, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through underwriters or agents, we will include in the applicable prospectus supplement:

▶	the names of those underwriters, dealers or agents;

▶	applicable fees, discounts and commissions to be paid to them;

▶	details regarding over-allotment options, if any; and

▶	the net proceeds to us.
Common stock
We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require stockholder approval. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.
Preferred stock
We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our Board of Directors has the authority, without further action by stockholders, to designate up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. To date, our Board of Directors has designated 200,000 of the 5,000,000 authorized shares of preferred stock as Series AA Junior Participating Preferred Stock, which series is described in greater detail in this prospectus under “Description of Capital Stock—Preferred Stock Purchase Rights.”
We will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplement related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.
Depositary shares
We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock and, in that event, will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement, of a share of the applicable series of preferred stock.

Any depositary shares that we sell under this prospectus will be evidenced by depositary receipts issued under a deposit agreement between us and a depositary with whom we deposit the shares of the applicable series of preferred stock that underlie the depositary shares that are sold. A form of deposit agreement, including a form of depositary receipt, has been filed as an exhibit to the registration statement of which this prospectus is a part, and supplements to those forms containing other terms of any depositary shares that we sell under this prospectus will be incorporated by reference into the registration statement of which this prospectus is a part. We urge you to read the prospectus supplements related to any depositary shares being sold, as well as the complete deposit agreement and depositary receipt.
Debt securities
We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock or other securities of ours. Conversion may be mandatory or at your option and would be at prescribed conversion rates.
The debt securities will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the prospectus supplements related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part.
Warrants
We may issue warrants for the purchase of shares of our common stock, our preferred stock, our depositary shares and/or our debt securities in one or more series, from time to time. We may issue warrants independently or together with our common stock, preferred stock, depositary shares and/or debt securities, and the warrants may be attached to, or separate from, those securities.
The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplements related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Forms of warrant agreements and warrant certificates relating to warrants for the purchase of common stock, preferred stock, depositary shares and debt securities have been filed as exhibits to the registration statement of which this prospectus is a part, and complete warrant agreements and warrant certificates containing the terms of the warrants being offered will be incorporated by reference into the registration statement of which this prospectus is a part.
FINANCIAL RATIOS
The following table sets forth our ratio of deficiency of earnings to fixed charges and the ratio of our combined fixed charges and preference dividends to deficiency of earnings for each of the periods presented. Our earnings were insufficient to cover fixed charges in the nine months ended September 30, 2005 and in each of the years in the five-year period ended December 31, 2004.

Because of the deficiency, the ratio information is not applicable. The extent to which earnings were insufficient to cover fixed charges is shown below. Amounts shown are in thousands.

		Year ended December 31,
	Nine Months Ended
	September 30, 2005	2004	2003	2002	2001	2000

Deficiency of earnings available to cover fixed charges	$(18,142)	$(28,857)	$(29,841)	$(34,706)	$(59,838)	$(15,882)
Deficiency of earnings available to cover combined fixed charges and preferred dividends	$(18,142)	$(28,857)	$(29,841)	$(34,706)	$(59,838)	$(15,882)
For purposes of computing the deficiency of earnings available to cover fixed charges and the deficiency of earnings available to cover combined fixed charges and preferred dividends, fixed charges represent interest expense, the portion of operating lease rental expense that is representative of interest and amortization of discount related to indebtedness. Deficiency of earnings consist of loss before income taxes, plus fixed charges. For the periods set forth in the table above, we had preference securities outstanding only during 2003, 2002, 2001 and 2000, and have no preference securities outstanding as of the date of this prospectus.

Risk factors
Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and in any prospectus supplements and the other information in this prospectus and any prospectus supplements. If any of these risks occur, our business could be materially harmed, and our financial condition and results of operations could be materially and adversely affected. As a result, the price of our common stock could decline, and you could lose all or part of your investment.
RISKS RELATING TO OUR BUSINESS, INDUSTRY AND COMMON STOCK
We are a biotechnology company in the early stage of development and have only a limited operating history for you to review in evaluating our current business and its prospects.
Our focus is directed towards RNAi technology, which is in an early stage of pre-clinical and clinical development and will require substantial further testing. There can be no assurance that our technologies will enable us to discover and develop therapeutic products.
All of our product candidates are in early stages of development, have never generated any sales and require extensive testing before commercialization. Our RNAi-based drugs, which are the focus of our business, may require more than five years to bring to market, and may never reach the market. You must consider, based on our limited history, our ability to:

▶	obtain the human and financial resources necessary to develop, test, manufacture and market products;

▶	engage corporate partners to assist in developing, testing, manufacturing and marketing our products;

▶	satisfy the requirements of clinical trial protocols, including patient enrollment;

▶	establish and demonstrate the clinical efficacy and safety of our products;

▶	obtain necessary regulatory approvals; and

▶	market our products to achieve acceptance and use by the medical community in general.
We have a history of losses, expect future losses, have a continuing need to raise additional capital, and cannot assure you that we will ever become or remain profitable.
We have incurred significant losses and have had negative cash flows from operations since inception. To date, we have dedicated most of our financial resources to research and development and general and administrative expenses. We have financed our operations through sales of equity securities in public offerings, private placements of preferred and common stock, funds received under our collaborative agreements and financing under equipment and tenant improvement loans. We anticipate that based on our existing financial resources and expected revenues from collaborations, our cash should be sufficient to meet our anticipated operating and capital requirements into 2007. We will need to raise additional capital through any or all of the following: public or private financing, merger or acquisition, new collaborative relationships, new credit facilities and/or other sources. If we raise funds by issuing and selling more stock, your ownership in us will be diluted. We may grant future investors rights superior to those of existing stockholders. In addition, we do not know if additional funding will be available or available on acceptable terms when needed.
As of September 30, 2005, our accumulated deficit was approximately $271.3 million. We expect that the ability to use our net operating loss as a tax benefit have been significantly restricted as a result of the change of control associated with the 2003 private placement transaction with the Sprout Group,

Risk factors

Venrock Associates, Oxford Bioscience Partners IV, TVM V Life Science Ventures GmbH & Co. KG and Granite Global Ventures. Since the date of the change of control, we have generated approximately $53.7 million of net operating losses that would not be subject to such limitations.
We expect to incur losses for at least the next several years because we plan to spend substantial amounts on research and development of our product candidates, including preclinical studies and clinical trials.
Because we must obtain regulatory approval to market our products in the United States and foreign jurisdictions, we cannot predict whether or when we will be permitted to commercialize our products.
The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether regulatory clearance will be obtained for any product we develop. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the Food and Drug Administration, the FDA. Satisfaction of regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product, and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use.
Before commencing clinical trials in human beings, we must submit and receive approval from the FDA for an investigational new drug, or IND. In addition to the FDA regulations, clinical trials are subject to oversight by institutional review boards at the universities or research institutions where we plan to carry out our clinical trials. The clinical trials:

▶	must be conducted in conformity with the FDA’s good laboratory practice regulations;

▶	must meet requirements for institutional review board oversight;

▶	must meet requirements for informed consent;

▶	must meet requirements for good clinical practices;

▶	are subject to continuing FDA oversight;

▶	may require large numbers of test subjects; and

▶	may be suspended by the FDA or us at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND or the conduct of these trials.
Before receiving FDA clearance to market a product, we must demonstrate that the product is safe and effective on the patient population that would be treated. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.
Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action against our potential products or us. Additionally, we have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval.

Risk factors

If regulatory clearance for a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all the applicable regulatory requirements needed to receive marketing clearance.
Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with FDA clearance described above.
We may experience negative results, problems or delays in our clinical trials with Sirna-027, or other product candidates, that could adversely affect our stock price, financial position and our commercial prospects.
We are required to do extensive testing in animal models with our product candidates before we can be approved by the FDA to initiate clinical trials in humans. We cannot be sure that our drugs will be safely tolerated by humans or be efficacious. Therefore, as our clinical trials progress we will closely monitor results for both safety and efficacy. Results from our early stage clinical trials are based on a limited number of patients and may, upon review, be revised or negated by authorities or by later stage clinical trials. Historically, the results from preclinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new drugs and biologics have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. We have recently announced positive interim data for Sirna-027; however, such data may not be indicative of future results. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may encounter regulatory delays or rejections as a result of many factors, including: changes in regulatory policy during the period of product development; delays in obtaining regulatory approvals to commence a study; lack of efficacy during clinical trials; or unforeseen safety issues. Problems with our clinical trials may result in a decline in our stock price, failure to raise capital when needed and would harm our business, financial condition and results of operations.
To develop, market or sell RNAi-based drugs, we may need to find partners for collaboration.
Engaging corporate partners and other third parties to help develop, manufacture and market our RNAi-based products may be a requirement of a successful business strategy. Generally, if a partner were to terminate its funding of the development of a particular product candidate from our collaboration, we may not have the right or resources to continue development of that product candidate on our own. Similarly, if we are unable to attract partners for particular product candidates, then we may be unable to develop those candidates.
In addition, there are many aspects of our collaborations that have been and will continue to be outside of our control, including:

▶	our ability to find and enter into agreements with appropriate collaborators for our RNAi-based product candidates;

▶	the pace of development of our product candidates, including the achievement of performance milestones;

▶	development by our collaborators of competing technologies or products;

▶	exercise by our collaborators of marketing or manufacturing rights; and

Risk factors

▶	the loss of our rights to products or the profits from our products if we are unable to fund our share of development costs.
We currently lack sales and marketing experience and may need to rely upon third parties to market our products which will result in a loss of control over the marketing process. These third parties, if engaged, may have significant control over important aspects of the commercialization of our products, including market identification, marketing methods, pricing, sales force recruitment and management and promotional activities. We may be unable to control the actions of these third parties. We may be unable to make or maintain arrangements with third parties to perform these activities on favorable terms.
Our strategic alliance with Allergan will seek to advance our AMD treatment into Phase 2 clinical trials. However, there can be no assurances that we will recognize additional revenue under the agreement, that the AMD or other ophthalmic treatment will result in an FDA-approved drug, or that we will be able to engage other partners.
There is inherent uncertainty in administrative proceedings and litigation relating to our patents that could cause us to incur substantial costs and delays in obtaining and enforcing our patents and other proprietary rights. The ultimate result of any patent litigation could be the loss of some or all protection for the patent involved or the loss of ability to pursue business opportunities. We may also decide to oppose or challenge third party patents.
We have filed patent applications on various aspects of RNAi technology, a majority of which have not yet been approved. We cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us or that such patents, if issued, will have scope sufficient to prevent competing products. In addition, the scope of our present or future patents may not be sufficiently broad to prevent competitive products. We have received issuance of patents covering various aspects of basic RNA and other oligonucleotide technology, and we have filed patent applications for other technology improvements and modifications that have not yet been approved.
We are involved in a re-examination proceeding involving one of our patents in the United States that relates to oligonucleotides. Additionally, we have filed documents in opposition to two RNA interference-related European patents granted to potential competitors. Also, we have filed opposition documents against an RNA interference-related Australian patent granted to a competitor.
Additionally, we cannot be certain that the patents and patent applications that we own or have licensed represent named inventors or assignees who were the first to invent or the first to file patent applications, or that those persons are proper assignees for these inventions.
The manufacture, use or sale of our products may infringe on the patent rights of others. We may not have identified all United States and foreign patents and patent applications that pose a risk of infringement. We may be forced to in-license or litigate if an intellectual property dispute arises.
If we infringe or are alleged to have infringed another party’s patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming and unpredictable. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action, or are unable to have infringed patents declared invalid, we may:

▶	incur substantial monetary damages;

▶	encounter significant delays in marketing our products;

Risk factors

▶	be unable to conduct or participate in the manufacture, use or sale of products or methods of treatment requiring licenses;

▶	lose patent protection for our inventions and products; or

▶	find our patents are unenforceable, invalid, or have a reduced scope of protection.
In addition, we regularly enter into agreements to license technologies and patent rights. Should we fail to comply with the terms of those license agreements, including payment of any required maintenance fees or royalties, or should the licensors fail to maintain their licensed interest in the licensed patents, we could lose the rights to those technologies and patents.
We are aware of a number of issued patents and patent applications that are owned by third parties and that purport to cover chemically modified oligonucleotides as well as their manufacture and use. We have investigated the breadth and validity of these patents to determine their impact upon our programs in the field of RNAi. Based on our review of these patents and, in some instances, the advice of outside patent counsel, we believe that our technology does not infringe any valid claims of such patents and that these patents are not likely to impede the advancement of our programs. There can be no assurance, however, that third parties will not assert infringement claims against our programs with respect to these patents or otherwise, or that any such assertions will not result in costly litigation or require us to obtain a license to intellectual property rights of such parties. There can be no assurance that any such licenses would be available on terms acceptable to us, if at all. Parties making such claims may be able to obtain injunctive relief that could effectively block our ability to further develop or commercialize our products in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could substantially harm us. Litigation, regardless of outcome, could result in substantial cost to and a diversion of efforts by us.
We have moved our headquarters from Colorado to California, and this move could reduce employee retention and efficiency and could add to our expenses.
In April 2005, we moved our headquarters from Boulder, Colorado to San Francisco, California. For potentially up to several years, certain management will be based in the Bay Area, while research, manufacturing, and our other operations continue to be based in Boulder. This could impair management’s ability to supervise employees and operations and could reduce employee retention, morale, or efficiency or impair our focus. While we believe that our move to the Bay Area will facilitate recruiting top talent to Sirna, some of our employees who may be required to relocate may be unwilling or unable to do so and we could lose talented personnel that are hard to replace. The cost of living in the Bay Area is substantially higher than in Boulder, Colorado, which could make retention of existing employees and recruiting of new employees more difficult.
It is possible that costs of additional facilities in California will be significantly higher than we estimate. The move could potentially add significantly to our real estate, payroll and other expenses.
Our success depends on attracting and retaining qualified personnel.
We are highly dependant on qualified personnel in highly specialized technological fields. We also depend on academic collaborators for each of our research and development programs. The loss of any of our key employees or academic collaborators could delay our discovery research program and the development and commercialization of our product candidates or result in termination of them in their entirety. Our future success also will depend in large part on our continued ability to attract and retain other highly qualified scientific, technical and management personnel, as well as personnel with expertise in clinical testing, governmental regulation and commercialization. We face competition for

Risk factors

personnel from other companies, universities, public and private research institutions, government entities and other organizations. We also rely on consultants, collaborators and advisors to assist us in formulating and conducting our research. All of our consultants, collaborators and advisors are employed by other employers or are self-employed and may have commitments to or consulting contracts with other entities that may limit their ability to contribute to our company.
Disclosure of our trade secrets could reduce our competitiveness.
Because trade secrets and other unpatented proprietary information are critical to our business, we attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. However, these agreements can be breached and, if they are, there may not be an adequate remedy available to us. In addition, third parties may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights.
Our competitors may develop and market drugs that are more effective, safer, easier to use, or less expensive than our product candidates.
The pharmaceutical market is highly competitive. Many pharmaceutical and biotechnology companies have developed or are developing products that will compete with products we are developing. Several significant competitors are working on, or already marketing drugs, for the same indications as Sirna-027, diabetes, chronic hepatitis, Huntington’s disease, oncology and asthma. It is possible that our competitors will develop and market products that are more effective, safer, easier to use, or less expensive, than our future products, or will render our products obsolete. It is also possible that our competitors will commercialize competing products before any of our product candidates are approved and marketed. We expect that competition from pharmaceutical and biotechnology companies, universities and public and private research institutions will increase. Many of these competitors have substantially greater financial, technical, research and other resources than we do. We may not have the financial resources, technical and research expertise or marketing, distribution or support capabilities to compete successfully.
Our success may depend on third party reimbursement of patients’ costs for our products that could result in price pressure or reduced demand for our products.
Our ability to market products successfully will depend in part on the extent to which various third parties are willing to reimburse patients for the costs of our products and related treatments. These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations. Third party payors are increasingly challenging the prices charged for medical products and services. Accordingly, if less costly drugs are available, third party payors may not authorize or may limit reimbursement for our products, even if our products are safer or more effective than the alternatives. In addition, the trend toward managed healthcare and government insurance programs could result in lower prices and reduced demand for our products. Cost containment measures instituted by healthcare providers and any general healthcare reform could affect our ability to sell our products and may have a material adverse effect on us. We cannot predict the effect of future legislation or regulation concerning the healthcare industry and third party coverage and reimbursement on our business.

Risk factors

Our common stock has limited trading volume and a history of volatility, which could impair your investment.
You may be unable to sell securities you purchase from us at the time or price desired. The market price of our common stock has fluctuated dramatically in recent years. The trading price of our common stock may continue to fluctuate substantially due to:

▶	our ability to raise additional funds

▶	clinical trials of products;

▶	timing or denial by the FDA of clinical trial protocols or marketing applications;

▶	changes in the status of our corporate collaborative agreements;

▶	research activities, technological innovations or new products by us or our competitors;

▶	developments or disputes concerning patents or proprietary rights;

▶	quarterly variations in our operating results;

▶	changes in earnings estimates by market research analysts;

▶	concentrated ownership interest of our Investors;

▶	purchases or sales of our stock by our executive officers, directors or substantial holders of our common stock;

▶	securities class actions or other litigation; and

▶	changes in government regulations.
These fluctuations are not necessarily related to our operating performance. Additionally, future sales of our equity securities may dilute our shareholders or cause our stock price to fluctuate. As a result, the value of your shares could vary significantly from time to time. The historical trading volume of our common stock has been limited.
A small number of investors can control the company.
As of September 30, 2005, the investors in our April 2003 private placement collectively own a majority of our issued and our outstanding common stock. Three of seven members of our Board of Directors are affiliated with our three largest investors and serve on the audit committee, nominations and corporate governance committee, and/or compensation committee. These three investors, if their affiliated directors were to act in concert, could potentially determine the votes of the Board of Directors and the nominations and corporate governance committee, although they have not indicated any present intent to do so. Also, our certificate of incorporation permits stockholder action to be taken by written consent in addition to by means of an actual meeting. As a result, our investors (if they acted together) are able to take any action without the need for a stockholders’ meeting. For example, if our investors were to act in concert, they could decide to take us private, to sell some or all of our assets, or to effect a merger without holding a stockholders’ meeting. If the investors were to act in concert, they would have sufficient voting power to effect these types of transactions, although they have not indicated any present intent to do so.
Both our charter documents and Delaware law have anti-takeover provisions that may discourage transactions involving actual or potential changes of control at premium prices.
Our corporate documents and provisions of Delaware law applicable to us include provisions that discourage change of control transactions. For example, our charter documents authorize our board of

Risk factors

directors to issue up to 5,000,000 shares of preferred stock without stockholder approval and to set the rights, preferences and other designations of preferred stock, including the voting rights, at its discretion.
In addition, we are subject to provisions of Delaware General Corporation Law that may make some business combinations more difficult. As a result, transactions that otherwise could involve a premium over prevailing market prices to holders of our common stock may be discouraged or may be more difficult for us to effect as compared to companies organized in other jurisdictions.
Our products require materials that may not be readily available or cost effective, which may reduce our competitiveness or reduce our profitability.
The products we are developing are new chemical entities that are not yet available in commercial quantities. Raw materials necessary for the manufacture of our products may not be available in sufficient quantities or at a reasonable cost in the future. Therefore, our products may not be available at a reasonable cost in the future.

Use of proceeds
We will retain broad discretion over the use of the net proceeds from the sale of our securities offered hereby. Except as described in any prospectus supplement, we currently anticipate that the net proceeds to us from the sale of securities offered by this prospectus will be used for general corporate purposes, working capital and capital expenditures. We may also use the proceeds to fund acquisitions of intellectual property or businesses or to obtain the right to use additional intellectual property. However, we currently have no commitments or agreements for any specific acquisitions or investments. We may also use the proceeds to purchase or redeem our outstanding securities. Pending application of the net proceeds, we intend to invest the net proceeds of the offering in investment-grade, interest-bearing securities.

Description of capital stock
The following is a summary description of the material terms of our common stock and undesignated preferred stock as set forth in our certificate of incorporation and that govern the rights of our capital stock. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, our certificate of incorporation and the other documents we refer to for a more complete understanding of our capital stock.
GENERAL
As of November 21, 2005, we had 59,550,853 shares of our common stock issued and outstanding, excluding outstanding options to purchase 5,953,517 shares of common stock, and 4,124,430 additional shares reserved for issuance under our stock plans, including 3,628,022 shares reserved for 2005 Performance Incentive Plan and 496,408 reserved for the Employee Stock Purchase Plan. Our certificate of incorporation provides that we may issue up to 125,000,000 shares of our common stock, $0.01 par value per share, and 5,000,000 shares of our preferred stock, $0.01 par value per share. Under the Delaware General Corporation Law, stockholders generally are not liable for the corporation’s debts or obligations.
COMMON STOCK
Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock, par value $0.01, are entitled to received dividends out of assets legally available thereof at such time and in such amounts as the Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on all matters submitted to a vote of stockholders. Under our certificate of incorporation and bylaws, stockholders are not currently entitled to cumulate votes for directors, which means that the holders of the majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all of our liabilities and the payment of the liquidation preference of any outstanding preferred stock. There are no restrictions on alienability of the common stock. Each outstanding share of our common stock is, and, upon issuance and receipt by us of payment therefor, all shares of common stock offered hereby will be, duly authorized, validly issued, fully paid and non-assessable.
PREFERRED STOCK
The Board of Directors has the authority, within the limitations and restrictions stated in our certificate of incorporation, to authorize the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, preemptive rights and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.
PREFERRED STOCK PURCHASE RIGHTS
On November 21, 2000, our Board of Directors adopted a Stockholders Rights Plan and declared a dividend distribution of one right for each outstanding share of our common stock to stockholders of

Description of capital stock

record at the close of business on December 8, 2000. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Series AA Junior Participating Preferred Stock at a purchase price of $300.00 subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement dated as of November 22, 2000 between the Company and American Stock Transfer & Trust Company, as Rights Agent, as amended by Amendment No. 1 thereto, dated February 11, 2003.
The Rights Agreement, specifying the terms of the rights, and the Certificate of Designation for the Series AA Junior Preferred Stock are attached as exhibits to our Form 8-A filed with the Securities and Exchange Commission on November 27, 2000 and Amendment No. 1 to our Rights Agreement was filed on our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 14, 2003, all of which are incorporated herein by reference. The following descriptions of the rights and of the Series AA Junior Preferred Stock are qualified in their entirety by reference to those respective exhibits.
Rights evidenced by common share certificates.
Until the distribution date (described below), (i) the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (ii) new common stock certificates issued after December 8, 2000 will contain a legend incorporating the Rights Agreement by reference, and (iii) the surrender or transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by such certificate.
Distribution date
The rights will separate from the common stock and a distribution date will occur upon the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions set forth below, has acquired beneficial ownership of 15% or more of our outstanding common stock (an “Acquiring Person”) or (ii) the tenth business day after the date of the announcement of a person’s or group’s intention to commence a tender or exchange offer the consummation of which would result in the ownership of 15% or more of the outstanding common stock.
An Acquiring Person does not include us, any of our subsidiaries, any of our benefit plans or of any of our subsidiaries, or any person organized, appointed or established by us for or pursuant to the terms of any such plan. No person shall become an Acquiring Person as the result of an acquisition of common stock by us which increases the proportionate number of shares of common stock beneficially owned by such person to 15% or more of the shares of our common stock then outstanding; provided, however, that if such Acquiring Person shall, after such acquisition by us, become the beneficial owner of any additional shares of our common stock, then such Person shall be deemed an “Acquiring Person.”
Issuance of rights certificates; expiration of rights
As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of the common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. At the time of distribution of the rights certificates, we shall make the necessary and appropriate rounding adjustments so that rights certificates representing only whole numbers of rights are distributed and cash is paid in lieu of any fractional rights. All shares of common stock issued prior to the distribution date will be issued with rights. The rights will expire on the earliest of (i) December 8, 2010 or (ii) redemption or exchange of the rights as described below.

Description of capital stock

Initial exercise of the rights
Following the distribution date, and until one of the further events described below, holders of the rights will be entitled to receive, upon exercise and the payment of the purchase price, one one-hundredth share of the Series AA Junior Preferred Stock. In the event that we do not have sufficient shares of Series AA Junior Preferred Stock available for all rights to be exercised, or the Board decides that such action is necessary and not contrary to the interests of rights holders, we may instead substitute cash, assets or other securities for the shares of Series AA Junior Preferred Stock for which the rights would have been exercisable under this provision or as described below.
Right to buy shares of our common stock
Unless the rights have been redeemed or exchanged, in the event that a person or group becomes an Acquiring Person and at any time following the distribution date, each holder of a right will thereafter have the right to purchase from us, for the purchase price, in lieu of shares of Series AA Junior Preferred Stock, that number of shares of common stock which at that time had a market value of twice the purchase price. Upon the occurrence of any such event, any rights that are owned by an Acquiring Person, its affiliates and associates and certain transferees thereof, shall become null and void.
Right to buy acquiring company stock
Similarly, unless the rights have been redeemed or exchanged, if, after the first date of a public announcement by us or an Acquiring Person that an Acquiring Person has become such, (a) we are acquired in a consolidation, merger, statutory share exchange or other business combination transaction in which we are not the surviving corporation, (b) any person enters into a consolidation, merger or statutory share exchange with, or merges with or into, us, and we shall be the surviving corporation, or (c) we sell or otherwise transfer more than 50% of our assets or earning power, each holder of a right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right.
Exchange provision
At any time after any person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of our outstanding common stock, our Board of Directors may, at its option, exchange all or part of the then outstanding and exercisable rights for common stock at an exchange ratio of one share of common stock per right, appropriately adjusted as necessary. Immediately upon the action of our Board of Directors, the rights will terminate and the only right of the holders of rights shall be to receive one share of common stock per right.
Redemption
We may redeem the rights in whole, but not in part, at any time prior to the earlier of (i) the close of business on the tenth business day following the first date of public announcement by us or an Acquiring Person that an Acquiring Person has become such, or (ii) December 8, 2010, at a price of $0.01 per right. After the redemption period has expired, our right of redemption may be reinstated if an Acquiring Person reduces such Acquiring Person’s beneficial ownership to less than 15% of the outstanding shares of common stock in a transaction or series of transactions not involving us and there are no other Acquiring Persons. Immediately upon the action of our Board of Directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $0.01 redemption price.

Description of capital stock

Adjustments to prevent dilution
The purchase price payable and the number and kind of shares of preferred stock or capital stock, as the case may be, issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock. With certain exceptions, no adjustment in the purchase price shall be required unless such adjustment would require an increase or decrease of at least 1% in the purchase price; provided, however, that any adjustments of less than 1% in the purchase price shall be carried forward and taken into account in any subsequent adjustment.
Cash paid instead of issuing fractional shares
In lieu of fractional shares of Series AA Preferred Stock that are not integral multiples of one one-hundredth of a share of Series AA Junior Preferred Stock, we may pay to the registered holders of right certificates at the time such right certificates are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one one-hundredth of a share of Series AA Junior Preferred Stock.
No stockholders’ rights prior to exercise
Until a right is exercised, the holder thereof, as such, will have no rights as our stockholder, including, without limitation, the right to vote or to receive dividends.
Amendment of Rights Agreement
Prior to the distribution date, the terms of the rights may be amended by the Board of Directors in its discretion without the consent of the rights holders. After the distribution date, the Board of Directors may, subject to certain limitations, amend the Rights Agreement to clarify or resolve any ambiguity, defect or inconsistency, to shorten or lengthen any time period under the Rights Agreement or to make other changes that do not adversely affect the interests of the rights holders (excluding the interests of Acquiring Persons).
Rights and preferences of the Series AA Junior Preferred Stock
Each one one-hundredth of a share of Series AA Junior Preferred Stock has rights and preferences substantially equivalent to those of one common share.
Voting rights
The holders of shares of Series AA Junior Preferred Stock shall have the following voting rights:

(A) Each share of Series AA Junior Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation.

(B) Except as otherwise provided in our certificate of incorporation or by law, the holders of shares of Series AA Junior Preferred Stock, the holders of shares of common stock, and the holders of shares of any other capital stock by us having general voting rights, shall vote together as one class on all matters submitted to a vote of our stockholders.

(C) Except as set forth in our certificate of incorporation, and except as otherwise provided by law, holders of Series AA Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of common stock, as set forth in the Rights Agreement) for taking any corporate action

Description of capital stock

ANTI-TAKEOVER PROVISIONS
Rights agreement
The preferred share purchase rights discussed above have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the Board of Directors because the rights may be redeemed by us at the redemption price prior to the occurrence of a distribution date.
Delaware law
We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits any Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

▶	prior to that date the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

▶	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

▶	on or following that date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 defines business combination to include:

▶	any merger or consolidation involving the corporation and the interested stockholder;

▶	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

▶	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

▶	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

▶	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Charter and bylaw provisions
Our certificate of incorporation and bylaws include a number of provisions that may have the effect of deterring or impeding hostile takeovers or changes of control or management. These provisions include the following:

▶	our Board of Directors is classified into three classes of directors with staggered three year terms;

Description of capital stock

▶	our charter authorizes our board to issue up to 5,000,000 shares of preferred stock, and to determine the rights, preferences and privileges of these shares, without stockholder approval;

▶	except under limited circumstances, special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer, the Board of Directors pursuant to a resolution; and

▶	the elimination of cumulative voting.
Such provisions may have the effect of delaying or preventing a change of control.
Our certificate of incorporation and bylaws provide that we will indemnify officers and directors against losses that they incur in investigations and legal proceedings resulting from their services to us, which may include service in connection with takeover defense measures. Such provisions may have the effect of preventing changes in our management.
TRANSFER AGENT AND REGISTRAR
The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company. Its phone number is (800) 937-5449.
LISTING
Our common stock is listed on the Nasdaq National Market under the trading symbol “RNAI.”

Description of depositary shares
We may offer fractional shares of our preferred stock rather than full shares of our preferred stock, and, in that event, we will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement, of a share of the applicable series of our preferred stock.
The shares of any series of our preferred stock underlying any depositary shares that we may sell under this prospectus will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of our preferred stock underlying the depositary shares, to all of the rights, preferences and privileges, and be subject to the qualifications and restrictions, of our preferred stock underlying the depositary share.
The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to the holders of the depositary shares that are sold in the applicable offering. A form of deposit agreement, including a form of depositary receipt, has been filed as an exhibit to the registration statement of which this prospectus is a part, and supplements to those forms containing other terms of any depositary shares that we sell under this prospectus will be incorporated by reference into the registration statement of which this prospectus is a part. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary. The terms of any deposit agreement may differ from the terms we describe below. We urge you to read the prospectus supplements relating to any depositary shares that are sold under this prospectus, as well as the complete deposit agreement and depositary receipt.
FORM
Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all of the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.
DIVIDENDS AND OTHER DISTRIBUTIONS
The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.
If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders, unless the depositary determines that it is not feasible to do so. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to those holders in proportion to the number of depositary shares owned by them.
WITHDRAWAL OF UNDERLYING PREFERRED STOCK
Except as otherwise provided in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of our preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that

Description of depositary shares

represent more than a whole number of shares of our preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to the holder.
REDEMPTION OF DEPOSITARY SHARES
If our preferred stock underlying any depositary shares we may sell under this prospectus is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any such redemption, in whole or in part, of that underlying preferred stock. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the underlying preferred stock. Whenever we redeem shares of underlying preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.
VOTING
Upon receipt of notice of any meeting at which holders of our preferred stock underlying any depositary shares that we may sell under this prospectus are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the underlying preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying preferred stock represented by the holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of our preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying preferred stock to the extent it does not receive specific instructions with respect to the depositary shares representing such preferred stock.
CONVERSION OF PREFERRED STOCK
If the prospectus supplement relating to any depositary shares that we may sell under this prospectus states that the underlying preferred stock is convertible into our common stock or other securities, the following will apply. The depositary shares, as such, will not be convertible into any of our securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions to instruct us to cause conversion of our preferred stock represented by the depositary shares into or for whole shares of our common stock or other securities, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, we will cause the conversion using the same procedures as those provided for conversion of the underlying preferred stock. If only some of a holder’s depositary shares are converted, a new depositary receipt or receipts will be issued to the holder for any depositary shares not converted.
AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT
The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective until 90 days after notice of that amendment has been given to the holders. Each holder of depositary shares at the time any amendment becomes effective shall be deemed to consent and agree to that amendment and to be bound by the deposit agreement as so amended. The deposit agreement

Description of depositary shares

may be terminated by us or by the depositary only if all outstanding depositary shares have been redeemed or converted into any other securities into which the underlying preferred stock is convertible or there has been a final distribution, including to holders of depositary receipts, of the underlying preferred stock in connection with our liquidation, dissolution or winding up.
CHARGES OF DEPOSITARY
We will pay all charges of the depositary, except for taxes and governmental charges and other charges as are expressly provided for in the deposit agreement to be for the account of the holders of depositary shares or persons other than ourselves who may deposit any underlying preferred stock with the depositary.
REPORTS
The depositary will forward to holders of depositary receipts all notices and reports from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying preferred stock.
LIMITATION ON LIABILITY
Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance of our respective duties under the deposit agreement without, in our case, negligence or bad faith or, in the case of the depositary, negligence or willful misconduct. We and the depositary may rely upon advice of counsel or accountants, or upon information provided by persons presenting the underlying preferred stock for deposit, holders of depositary receipts or other persons believed by us in good faith to be competent and on documents believed to be genuine.
RESIGNATION AND REMOVAL OF DEPOSITARY
The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Description of debt securities
The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.
We will issue the senior notes under a senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under a subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. The terms of any indenture that we enter into may differ from the terms we describe below. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.
The indentures will be qualified under the Trust Indenture Act of 1939, or the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.
The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.
GENERAL
We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

▶	the title;

▶	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

▶	any limit on the amount that may be issued;

▶	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

▶	the maturity date;

▶	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

▶	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

▶	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

Description of debt securities

▶	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

▶	the terms of the subordination of any series of subordinated debt;

▶	the place where payments will be payable;

▶	restrictions on transfer, sale or other assignment, if any;

▶	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

▶	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

▶	provisions for a sinking fund, purchase or other analogous fund, if any;

▶	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

▶	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

-	incur additional indebtedness;

-	issue additional securities;

-	create liens;

-	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

-	redeem capital stock;

-	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

-	make investments or other restricted payments;

-	sell or otherwise dispose of assets;

-	enter into sale-leaseback transactions;

-	engage in transactions with stockholders and affiliates;

-	issue or sell stock of our subsidiaries; or

-	effect a consolidation or merger;

▶	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

▶	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

▶	information describing any book-entry features;

▶	the procedures for any auction and remarketing, if any;

▶	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

▶	if other than dollars, the currency in which the series of debt securities will be denominated; and

Description of debt securities

▶	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.
CONVERSION OR EXCHANGE RIGHTS
We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.
CONSOLIDATION, MERGER OR SALE
The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquirer of such assets must assume all of our obligations under the indentures and the debt securities.
If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provision for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.
EVENTS OF DEFAULT UNDER THE INDENTURE
The following are events of default under the indentures with respect to any series of debt securities that we may issue:

▶	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

▶	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

▶	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

▶	if specified events of bankruptcy, insolvency or reorganization occur.
If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid

Description of debt securities

principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.
The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.
Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

▶	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

▶	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.
A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

▶	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

▶	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

▶	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.
These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.
We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.
MODIFICATION OF INDENTURE; WAIVER
We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

▶	to fix any ambiguity, defect or inconsistency in the indenture;

▶	to comply with the provisions described above under “Consolidation, Merger or Sale;”

▶	to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of any indenture under the Trust Indenture Act;

Description of debt securities

▶	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

▶	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

▶	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any series;

▶	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

▶	to change anything that does not harm the interests of any holder of debt securities of any series.
In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

▶	extending the fixed maturity of the series of debt securities;

▶	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

▶	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.
DISCHARGE
Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

▶	register the transfer or exchange of debt securities of the series;

▶	replace stolen, lost or mutilated debt securities of the series;

▶	maintain paying agencies;

▶	hold monies for payment in trust;

▶	recover excess money held by the debenture trustee;

▶	compensate and indemnify the debenture trustee; and

▶	appoint any successor trustee.
In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.
FORM, EXCHANGE AND TRANSFER
We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a

Description of debt securities

prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.
At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.
We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.
If we elect to redeem the debt securities of any series, we will not be required to:

▶	issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

▶	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.
INFORMATION CONCERNING THE DEBENTURE TRUSTEE
The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.
PAYMENT AND PAYING AGENTS
Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement,

Description of debt securities

we will designate an office or agency of the debenture trustee in the city of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.
All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.
GOVERNING LAW
The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.
SUBORDINATION OF SUBORDINATED DEBT SECURITIES
The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

Description of warrants
The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase our common stock, preferred stock, depositary shares and/or debt securities in one or more series. We may issue warrants independently or together with our common stock, preferred stock, depositary shares and/or debt securities offered by any prospectus supplement, and the warrants may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.
The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent selected by us for the holders of the warrants. We have filed forms of the warrant agreements and the related warrant certificates for each warrant we may offer under this prospectus as exhibits to the registration statement of which this prospectus is a part. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as our agent in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.
The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.
GENERAL
We will describe in the applicable prospectus supplement the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

▶	the offering price and the aggregate number of warrants offered;

▶	the currencies in which the warrants are being offered;

▶	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

▶	the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

▶	the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

▶	the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

▶	the terms of any rights to redeem or call the warrants;

▶	the date on which the right to exercise the warrants begins and the date on which such right expires;

Description of warrants

▶	federal income tax consequences of holding or exercising the warrants; and

▶	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.
Warrants for the purchase of debt securities will be in registered form only.
If warrants for the purchase of our common stock, preferred stock or depositary shares are offered, the prospectus supplement will describe the following terms, to the extent applicable:

▶	the offering price and the aggregate number of warrants offered;

▶	the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for our preferred stock or depositary shares, the designation, total number and terms of the series of our preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

▶	the designation and terms of any series of our preferred stock or depositary shares with which the warrants are being offered and the number of warrants being offered with each share of our common stock, our preferred stock or our depositary shares;

▶	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock or depositary shares;

▶	the number of shares of our common stock or our preferred stock or our depositary shares that can be purchased if a holder exercises the warrant and the price at which such common stock, preferred stock or depositary shares may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

▶	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

▶	the date on which the right to exercise the warrants begins and the date on which that right expires;

▶	federal income tax consequences of holding or exercising the warrants; and

▶	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.
Warrants for the purchase of our common stock, preferred stock or depositary shares will be in registered form only.
A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase our common stock, preferred stock or depositary shares are exercised, holders of the warrants will not have any rights of holders of the underlying common stock, preferred stock or depositary shares, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “—Warrant Adjustments” below.
EXERCISE OF WARRANTS
Each holder of a warrant is entitled to purchase the principal amount of our debt securities or number of shares of our common stock, preferred stock or depositary shares, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day

Description of warrants

when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.
A holder of warrants may exercise them by following the general procedure outlined below:

▶	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

▶	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

▶	delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.
If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you our debt securities, common stock, preferred stock or depositary shares that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.
AMENDMENTS AND SUPPLEMENTS TO THE WARRANT AGREEMENTS
We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not harm the interests of the holders of the warrants.
WARRANT ADJUSTMENTS
Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant, preferred stock warrant or depositary share warrant will be adjusted proportionately if we subdivide or combine our common stock, preferred stock or depositary shares, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without receiving payment therefor:

▶	issue capital stock or other securities convertible into or exchangeable for our common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

▶	pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of our preferred stock;

▶	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

▶	issue our common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement,

Description of warrants

then the holders of our common stock warrants, preferred stock warrants and depositary share warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held our common stock, preferred stock or depositary shares, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.
Except as stated above, the exercise price and number of securities covered by a common stock warrant, preferred stock warrant and depositary share warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities. Holders of our common stock warrants, preferred stock warrants and depositary share warrants may have additional rights under the following circumstances:

▶	certain reclassifications, capital reorganizations or changes of our common stock, preferred stock or depositary shares, as applicable;

▶	certain share exchanges, mergers, or similar transactions involving us and which result in changes of our common stock, preferred stock or depositary shares, as applicable; or

▶	certain sales or dispositions to another entity of all or substantially all of our property and assets.
If one of the above transactions occurs and holders of our common stock, preferred stock or depositary shares are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of our common stock warrants, preferred stock warrants and depositary share warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

Legal ownership of securities
We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.
BOOK-ENTRY HOLDERS
We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.
Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.
As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.
STREET NAME HOLDERS
We may terminate a global security or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account the investor maintains at that institution.
For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal ownership of securities

LEGAL HOLDERS
Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.
For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.
SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS
If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

▶	how it handles securities payments and notices;

▶	whether it imposes fees or charges;

▶	how it would handle a request for the holders’ consent, if ever required;

▶	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

▶	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

▶	if the securities are global securities, how the depositary’s rules and procedures will affect these matters.
GLOBAL SECURITIES
A global security is a security which represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.
Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all global securities issued under this prospectus.
A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by

Legal ownership of securities

means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security. If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.
SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES
As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.
If securities are issued only as a global security, an investor should be aware of the following:

▶	An investor cannot cause the securities to be registered in the investor’s name, and cannot obtain non-global certificates for the investor’s interest in the securities, except in the special situations we describe below;

▶	An investor will be an indirect holder and must look to the investor’s own bank or broker for payments on the securities and protection of the investor’s legal rights relating to the securities, as we describe above;

▶	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

▶	An investor may not be able to pledge the investor’s interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

▶	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way;

▶	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

▶	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.
SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED
In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their

Legal ownership of securities

own name, so that they will be direct holders. We have described the rights of holders and street name investors above.
A global security will terminate when the following special situations occur:

▶	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

▶	if we notify any applicable trustee that we wish to terminate that global security; or

▶	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.
The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

Plan of distribution
We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents or through any combination of these methods of sale. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon terms and conditions as may be set forth in the applicable prospectus supplement. We also may sell directly to investors through subscription rights distributed to our stockholders on a pro rata basis. In connection with any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may sell the unsubscribed shares of our securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.
Each prospectus supplement, to the extent applicable will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into an arrangement with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so. In order to comply with the securities laws of certain states, if applicable, the securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters or agents may receive compensation from us or from purchasers of securities covered by this prospectus, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.
Securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or secondary distribution in accordance with applicable Nasdaq National Market or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for securities; and (f) sales in other ways not involving a market maker or established trading markets, including direct sales to purchasers. Broker-dealers may also receive from purchasers of the securities compensation that is not expected to exceed that customary in the types of transactions involved.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the

Plan of distribution

third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.
Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions received by them and any profit realized by them on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act.
Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent.
In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.
The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that it can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by an underwriter and, if they are undertaken, may be discontinued at any time.
If indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase securities covered by this prospectus from us at the public offering price set forth in the relevant prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates stated in the relevant prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except (i) the purchase by an institution of the securities covered by its delayed delivery contracts may not at the time of delivery be prohibited under the laws of any

Plan of distribution

jurisdiction in the United States to which the institution is subject, and (ii) if the securities are being sold to underwriters, we will be required to have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by delayed delivery contracts. The underwriters and any other agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.
Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business. Unless we specify otherwise in the related prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than shares of our common stock, which is listed on the Nasdaq National Market. It is possible that one or more underwriters may make a market in our securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for our securities.
Under applicable rules and regulations under the Exchange Act, under certain circumstances a person engaged in the distribution of the securities offered under this prospectus and the accompanying prospectus supplement may not simultaneously engage in market making activities with respect to our securities for a specified period prior to the commencement of such distribution.

Legal matters
Certain legal matters in connection with the securities will be passed upon for us by O’Melveny & Myers LLP, Menlo Park, California.

Experts
Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004 as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Forward-looking statements
Statements in this prospectus, together with all other information included or incorporated by reference into this prospectus, contain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. These uncertainties include, but are not limited to, the following: general economic and business conditions; ability to obtain adequate financing in the future; ability to obtain and enforce patents; ability to obtain rights to technology; ability to develop, manufacture and commercialize products; ability to obtain and retain collaborators; changes in, or failure to comply with, governmental regulations; results of clinical studies; results of research and development activities; technological advances; competition; availability of qualified personnel; business abilities and judgment of personnel; and the like, are set forth in the section titled “Risk Factors” herein. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” or “intends,” or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Where you can find more information
This prospectus is part of a registration statement we filed with the SEC and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document.
Because we are subject to the information and reporting requirements of the Securities Exchange Act of 1934, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms.

Incorporation of certain documents by reference
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Our periodic reports are filed with the SEC under SEC File Number 000-27914. We hereby incorporate by reference the following:

(1) our Annual Report filed on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC on March 31, 2005, as amended by Amendment No. 1 to Annual Report on Form 10-K/ A for the fiscal year ended December 31, 2004 filed with the SEC on May 2, 2005;

(2) the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 5, 1996 (and any amendments thereto);

(3) our Quarterly Reports filed on Form 10-Q for the quarterly period ended March 31, 2005 filed with the SEC on May 16, 2005, the quarterly period ended June 30, 2005 filed with the SEC on August 15, 2005 and the quarterly period ended September 30, 2005 filed with the SEC on November 14, 2005;

(4) our Current Reports on Form 8-K, filed with the SEC on January 6, 2005, February 7, 2005, March 7, 2005, March 22, 2005, March 31, 2005 (solely with respect to Item 5.02 therein), July 7, 2005, July 11, 2005, August 25, 2005, August 30, 2005, October 6, 2005 and October 7, 2005; and

(5) any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.
Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus. All information incorporated by reference is part of this registration statement, unless and until that information is updated and superseded by the information contained in this registration statement or any information later incorporated. All filings filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into the prospectus.
We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference in this prospectus, other than the exhibits to such documents unless the exhibits are specifically incorporated by reference but not delivered with this prospectus. Requests should be directed to Investor Relations, Sirna Therapeutics, Inc., 185 Berry Street, Suite 6504, San Francisco, California 94107; (415) 512-7624.
You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

9,000,000 Shares
Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

UBS Investment Bank	JPMorgan

Co-Managers
CIBC World Markets

Leerink Swann & Company

Brean Murray, Carret & Co.